EXHIBIT 10.1

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act.
Omitted information marked “******” in this Exhibit has been filed with the Securities and
Exchange Commission together with such request for confidential treatment.

FIFTEENTH AMENDMENT TO COAL SUPPLY AGREEMENT

between

PACIFICORP

and

CHEVRON MINING INC.

(AMENDED AND RESTATED AGREEMENT)

Amended Effective July 1, 2010

TABLE OF CONTENTS

ARTICLE I	TERM	2
ARTICLE II	SOURCE OF COAL	2
2.01	Kemmerer Mine	2
2.02	Substitute Coal	2
ARTICLE III	QUANTITIES TO BE SUPPLIED	3
3.01	Ton	3
3.02	Requirements	3
3.03	Forecast of Requirements	6
3.04.	Delivery of Requirements	7
3.05	Minimum Deliveries	8
3.06	Point of Delivery	8
3.07	Scheduling	8
3.08	Facilities	9
3.09	Reliability	9
ARTICLE IV	COAL SPECIFICATIONS, ANALYSIS AND WEIGHTS	12
4.01	Coal Specifications	12
4.02	Sampling and Analysis	16
4.03	Weighing	18
4.04	Buyer's Remedies When Coal Does Not Meet Specifications	18
4.05	Premiums	20
4.06	Penalty and Premium Adjustment.	20
4.07	Seller's Suspension of Deliveries	21
4.08	Joint Task Force	21
4.09	Buyer's Cost of Cover	21
ARTICLE V	PRICE; PRICE ADJUSTMENTS	22
5.01	Pricing	22
5.02	Base Prices	22
5.03	Adjustment from Base Prices to Calculate Purchase Prices	22
5.04	Reclamation Payment	26
5.05	Use of Indices	26
5.06	BTU Variations	26
5.07	Purchase Price Reset	27
ARTICLE VI	BILLING AND PAYMENT	28
6.01	Invoices	28
6.02	Adjustments	29
ARTICLE VII	RECORDS AND AUDITS	29
7.01	Accounting Audit	29
7.02	Adjustments and Payments	29
7.03	Examination of Records	30
ARTICLE VIII	EXCUSE	30
8.01	General	30
8.02	Notice	30

8.03	Substitute Purchases and Sales	31
8.04	Pro Rata Apportionment	31
8.05	No Make-up	31
8.06	Calculation of Excuse Tons	31
ARTICLE IX	SUCCESSORS AND ASSIGNS	32
9.01	Assignment	32
9.02	Assumption by Assignee	32
ARTICLE X	NOTICES	32
ARTICLE XI	NONWAIVER; CUMULATIVE REMEDIES	33
11.01	Nonwaiver	33
11.02	Remedies Cumulative	33
ARTICLE XII	RESOLUTION OF DISPUTES: ARBITRATION	33
12.01	Agreement to Arbitrate	33
12.02	Submission to Arbitration and Selection of Arbitrators	33
12.03	Disputes under Section 5.03(c)	34
ARTICLE XIII	MISCELLANEOUS	34
13.01	Applicable Law	34
13.02	Headings Not to Affect Construction	34
13.03	Entire Agreement; Termination of Prior Agreement; Amendments	34
13.04	Severability	34
13.05	Confidential Information	34
13.06	Conflicts of Interest	35
13.07	Defined Term;	36
13.08	Exhibits, Schedules and Forms	36

FORMS AND EXHIBITS

Forms

A-1 Form of Initial Estimate
A-2 Form of Final Estimate
A-3 Form of Monthly Report

Exhibits

A.    Examples (Section 4.02(b))

B.	Pricing Schedules

Schedule B-1: Tier Pricing Calculation For Price Calculated as of January 1, 2010
Schedule B-2: Tier Pricing Calculation For Price Calculated as of February l, 2010
Schedule B-3: Tier Pricing Calculation For Price Calculated as of April 1, 2010 Schedule B-4: Tier Pricing Calculation For Price Effective July 1, 2010

C.	Pricing Reset Schedules

Schedule 1:    January 1, 2013 Price Reset Example

Schedule 2:    Tier Pricing Calculation Example For Price Effective January l, 2013 -
EAPP Prior to Reset Calculation

Schedule 3:    Example of Methodology Used to Calculate Kemmerer Mine Cost for
Calendar Year 2012

Schedule 4:	Example - Changing Pricing Model to Reflect January 1, 2013 Reset Purchase Price

D.	January 1, 2016 and January l, 2019 Price Reset Example

E.    Over/Under Account Examples

iii

F.	Kemmerer Gross Mine Profit Statement as of December 31, 2009

G.	Key to Indices

H.	Index. to Defined Terms

FIFTEENTH AMENDMENT TO COAL SUPPLY AGREEMENT

between
PACIFICORP
and

CHEVRON MINING INC.
(AMENDED AND RESTATED AGREEMENT)

THIS FIFTEENTH AMENDMENT amends and restates the Coal Supply Agreement dated July 1, 1992 (the "Effective Date"), between CHEVRON MINING INC. (flea The Pittsburg & Midway Coal Mining Co.), a Missouri corporation with offices in Englewood, Colorado ("Seller"), and PACIFICORP, an Oregon corporation with offices in Salt Lake City, Utah ("Buyer"). This Amendment is effective July l, 2010.

RECITALS

A.    Seller and Buyer were parties to a Coal Purchase Agreement dated December 30, 1957, as amended November 28, 1961, February 28, 1966, April 13, 1967, February 28, 1968, April 25, 1974 and May 27, 1983 (the "Prior Agreement").

B.    Pursuant to a Settlement Agreement effective July 1, 1992, the parties terminated the Prior Agreement and entered into a Coal Supply Agreement for a two-stream supply of coal to the Naughton Plant in Lincoln County, Wyoming (the "Plant"); one stream of lower sulfur coal for Units 1and 2 and the second stream of higher sulfur coal for Unit 3 (''Two-Stream Delivery").

C.    The Coal Supply Agreement has been amended by a letter agreement dated June 30, 1994, a Second Amendment dated August 2, 1994, a Third Amendment dated December 20, 1994, a letter agreement dated June 16, 1998 (Fourth Amendment), a Fifth Amendment dated April 14, 2000, a Sixth Amendment dated November 21, 2000, a letter agreement dated October 1. 2002 (Seventh Amendment), an Eighth Amendment dated November 19, 2002, a Ninth Amendment dated June 9, 2003, a letter agreement dated July 21, 2003 (Tenth Amendment), an Eleventh Amendment dated May 2, 2004, a letter agreement dated May 9, 2005 (Twelfth Amendment), a letter agreement dated May 11, 2005 (Thirteenth Amendment), and a Fourteenth Amendment dated October 4, 2005. The Coal Supply Agreement as amended, including by this Fifteenth Amendment, is the "Agreement."

D.    Prior to this Fifteenth Amendment, Section 5.07 of the Agreement provided for a price reopener and a new base price effective January l, 2011. In lieu of determining the new Purchase Price pursuant to the process set forth in Section 5.07, the parties have negotiated a new Purchase Price to be effective July 1, 2010, as well as a process for calculating and determining the Purchase Price during the remaining term of the Agreement. As additional consideration for the execution of this Fifteenth Amendment, the parties have agreed to enter into a new coal supply agreement for the period from January 1, 2017 through December 31, 2021 (the ''2017 Agreement").

E.    The parties now desire to amend the Agreement to revise the Purchase Price and its method of calculation. In addition, the parties wish to clarify the process for determining volumes to be delivered during the remaining term of the Agreement. Finally, the parties also desire to restate the Agreement in its entirety in order (i) to more clearly state the provisions of this Fifteenth Amendment, (ii) to incorporate and express the terms of the ·still applicable prior amendments, and (iii) to provide a simplified document to ease administration of this Agreement.

THEREFORE, for and in consideration of the mutual covenants and agreements set forth below, the parties agree as follows:

ARTICLE I
TERM

Unless earlier terminated as provided in this Agreement, this Agreement shall commence on the Effective Date and continue through December 31, 2016 (the ''Term").

ARTICLE II
SOURCE OF COAL

2.01    Kemmerer Mine. Except as provided in Section 2.02, the coal to be sold by Seller and purchased by Buyer under this Agreement shall be mined and removed from Seller's Kemmerer Mine in Lincoln County, Wyoming (the "Mine").

2.02    Substitute Coal. Seller, at its option and at any time or times, may substitute coal from any source or sources other than the Mine for all or any portion of the coal to be sold and purchased under this Agreement if (a) such substitute coal meets the quality specifications set forth in Article IV, (b) the delivered cost thereof to Buyer, in cents per million BTUs, is not more than the then delivered price of the coal to Buyer as determined under Article V, (c) the substitute coal performs in the Plant reasonably comparably to the coal from the Mine, and (d) a test burn (in quantity and duration determined by Buyer to be sufficient to test fully the quality of the proposed substitute coal and its performance at the Plant) confirms to Buyer's reasonable satisfaction that such coal meets the quality specifications of Article IV and does not adversely impact operations at the Plant. Seller shall notify Buyer of any proposal to substitute coal from a source or sources other than the Mine at least 120 days in advance of the date on which such substitution is to take place. Because of the expense to Buyer and disruption to the Plant in the event of multiple substitutions, Seller shall be limited to three substitutions during the Term.

ARTICLE III
QUANTITIES TO BE SUPPLIED
3.01    Ton. "Ton" means 2,000 pounds avoirdupois.

3.02    Requirements.

(a)    Effective Date Calculations. As of the effective date of this Amendment,
(i) actual ending inventory as of June 30, 2010 is deemed to be ****** tons, (ii) Seller is deemed to have pre-delivered zero tons as of July 1, 2010, (iii) Buyer's Ending Target Inventory for June 30, 2010 is deemed to be ******, and (iv) the Over/Under Account shall be ****** MMBTU in the Over account.

(b)    Contract Year and Stub Years. A "Contract Year" will run from July 1 of a calendar year during the Term through June 30 of the subsequent calendar year. The first full Contract Year under this Fifteenth Amendment will commence on July I, 2010. The period from July l, 2016 to December 31, 2016 will be the "Stub Year").
(c)    Annual Minimum. Buyer shall take a minimum of ****** tons in each Contract Year ("Annual Minimum"). If Buyer takes less than ****** tons in any Contract Year, Buyer shall pay to Seller the amount determined by the difference between ****** tons and the amount of coal actually taken during the Contract Year, multiplied by the then applicable Tier 1 Purchase Price (as defined in Article V). This take or pay requirement shall be adjusted as provided in Section 3.02(g) below for the Unit 3 outage.

(d)    Annual Maximum. Buyer may not request as Requirements (as defined in Section 3.02(1)), and Seller shall not be obligated to deliver, coal in excess of ****** tons in any Contract Year ("Annual Maximum"), subject to the additional delivery of Shortfall Tons as provided in Section 3.04(a) below.

(e)    Inventory and Ending Target Inventory. As provided in Section 3.03(b), Buyer shall provide a firm nomination of its final inventory for the Contract Year. This firmly nominated amount shall be the "Ending Target Inventory." Buyer's Ending Target Inventory shall be between ****** and ****** tons. Buyer's Ending Target Inventory for the Contract Year ending June 30, 2011 is ****** tons. Buyer acknowledges that Seller may deliver coal to inventory in stockpiles in excess of the Ending Target Inventory for a Contract Year. Buyer and Seller agree to work cooperatively to schedule deliveries pursuant to Section 3.07. In addition, Seller and Buyer shall cooperate to allow Seller to add to inventory in Buyer's stockpiles to reduce the likelihood that Buyer's inventory will fall below the levels specified in Section 3.05.

(f)    Requirements and Delivery Obligation. In each Contract Year, Buyer shall determine Buyer's Requirements (as defined in this Section 3.02(f)) for that Contract Year, subject to the Annual Minimum and Annual Maximum set forth above. In each Contract Year, Seller shall deliver to Buyer, and Buyer shall purchase Seller's Delivery Obligation (as defined in this Section 3.02(f)) for that Contract Year. After Seller has delivered coal to Buyer, Buyer shall have the right to deliver coal onward to another facility in which Buyer has an ownership interest ("Offsite Coal"). The Buyer shall also have the right to receive coal from sources other than the Mine to conduct test bums at the Plant ("Test Burns"). Buyer must firmly nominate the amount of Offsite Coal and Test Burns in advance pursuant to Section 3.03(b).

(i)	Buyer's Requirements for any Contract Year shall be determined as follows:

Requirements = Plant Tons + A Inventory Tons+ Offsite Coal -Test Burns -Net
RDT

Where, as used in this formula:

"Requirements" means Buyer's Requirements for a Contract Year

''Plant Tons" means total actual tons consumed in the Plant during a Contract Year.

"Δ Inventory Tons" means the Ending Target Inventory for the current Contract Year determined pursuant to Section 3.02(e) minus Buyer's actual ending inventory for the prior Contract Year (which result may be a negative number) minus any Prior Contract Year Shortfall Tons (which will be a positive number) minus any Prior Contract Year Predelivery Tons (which will be a negative number) (each as defined below in this Section 3.02(f)); "Δ Inventory Tons" may be expressed as a positive or negative number, as the case may be.

"Offsite Coal" means total from nomination of Offsite Coal for the Contract Year.

"Test Burns" means the total tons of coal from sources other than the Mine firmly nominated by Buyer to be used in test runs at the Plant for the Contract Year.

"Net RDT" means Reliability Deficiency Tonnage, pursuant to Section 3.09(b), minus any Reliability Deficiency Tonnage made up pursuant to Section 3.09(c).

(ii)	Seller's Delivery Obligation for any Contract Year shall be determined as follows:

Delivery Obligation = Buyer's Requirements for the current Contract Year + Prior Contract Year Predelivery Tons (which will be a negative number) + Prior Contract Year Shortfall Tons (which will be a positive number)

Where, as used in this formula:

"Delivery Obligation" means Seller's Delivery Obligation for a Contract Year. "Buyer's Requirements" means Buyer's Requirements as determined above, "Prior Contract Year Predelivery Tons" is defined below.
''Prior Contract Year Shortfall Tons" is defined below.

(iii)    Prior Contract Year Shortfall Tons and Prior Contract Year Predelivery Tons shall be determined for the purpose of calculating A Inventory Tons and Seller's Delivery Obligation in the following manner:
Prior Contract Year Shortfall/Predelivery = Prior Contract Year Ending Target Inventory -Prior Contract Year Actual Ending Inventory -Prior Contract Year Net Offsite Coal -Prior Contract Year Net Test Burns Coal -Prior Contract Year Net Reliability Deficiency Tonnage

Where, as used in this formula:

"Prior Contract Year Ending Target Inventory" means the Contract Year Ending Target Inventory for the prior Contract Year.

"Prior Contract Year Actual Ending Inventory'' means the actual number of tons contained in Buyer's stockpile, as shown on the books of Buyer, on June 30 of the prior Contract Year.

"Prior Contract Year Net Offsite Coal" means Buyer's firm nomination of Offsite Coal for the prior Contract Year minus the total volume of coal actually delivered offsite by Buyer in the prior Contract Year.

"Prior Contract Year Net Test Burns Coal" means Buyer's firm nomination of Test Burn Coal for the prior Contract Year minus the amount of coal actually purchased from third parties for Test Bums in the prior Contract Year.

"Prior Contract Year Net Reliability Deficiency Tonnage" means the Net Reliability Deficiency Tonnage for the prior Contract Year.

If the result of this calculation is a positive number, that number shall be treated as "Prior Contract Year Shortfall Tons." If the result is a negative number, that number shall be treated as "Prior Contract Year Predelivery Tons."

Forms A-1, A-2 and A-3 provide examples of the determination of Requirements and Seller's Delivery Obligation.

(g)    Unit 3 Outage. Buyer anticipates an extended outage of Unit 3 of approximately ****** (******) days. At present, Buyer expects the outage to occur in calendar year 2014, but the parties recognize that the date and duration of the outage may change. The outage could straddle more than one Contract Year. For the period in which the outage occurs the Annual Minimum will be reduced to ****** tons, which might be allocated between the two Contract Years. The allocation between the two Contract Years shall be based on the ratio that the days of outage in each Contract Year bear to the total number of outage days. The cumulative reduction to the total Annual Minimums shall be ****** tons. Buyer will notify Seller of the expected dates and duration of the outage, providing as much advance notice as reasonably practicable.

3.03	Forecast of Requirements.

(a)    Initial Estimate. On or before May 31 in each calendar year, Buyer shall provide to Seller Buyer's best estimate of the Requirements for the Contract Year commencing on the next July I (the "Initial Estimate"). The Initial Estimate shall be made substantially in the form attached as Form A-1. The Initial Estimate shall include (i) the planned change in Buyer's inventory from the beginning of the Contract Year to the end of the Contract Year, (ii) the estimated amount of coal to be burned in the Plant for that Contract Year, (iii) Buyer's estimate of Offsite Coal to be shipped in that Contract Year, (iv) Buyer's estimate of coal to be purchased from third parties for Test Burns, (v) estimated Predelivery Tons or Shortfall Tons from the prior Contract Year, (vi) a forecast of inventory levels by month and by high sulfur and low sulfur stockpile, as applicable, and (vii) a forecast of anticipated Plant outages.
(b)    Final Estimate. Buyer shall provide a firm nomination of its Requirements and Seller's Delivery Obligation on or before July 15 of each Contract Year, effective for that Contract Year (the "Final Estimate"). The Final Estimate shall be made substantially in the form attached as Form A-2. The Final Estimate shall be determined by calculating (i) the planned change in Buyer's inventory from the beginning of the Contract Year to the end of the Contract Year, (ii) the estimated amount of coal to be burned in the Plant for that Contract Year, (iii) Buyer's firm nomination of Offsite Coal to be shipped in that Contract Year, (iv) Buyer's firm nomination of coal to be purchased from third parties for Test Burns, (v) actual Predelivery Tons or Shortfall Tons from the Prior Contract Year, (vi) a forecast of inventory levels by month and by high sulfur and low sulfur stockpile, as applicable, and (vii) a forecast of anticipated Plant outages.

If for any Contract Year Buyer's Final Estimate includes Offsite Coal, Buyer shall take delivery of the quantity of Offsite Coal stated in that Final Estimate. If Buyer fails either to ship that quantity of coal offsite or increase the end of Contract Year actual inventory by an amount over the Ending Target Inventory equal to the nominated quantity of Offsite Coal not shipped offsite, Buyer shall be deemed to have failed to take delivery of the quantity of Offsite Coal not shipped offsite or added to inventory. Buyer shall make a payment of $****** per ton for the amount of Offsite Coal not shipped offsite or added to inventory. For the avoidance of doubt, the total payment for Offsite Coal not delivered shall not exceed the amount of Buyer's firm nomination of Offsite Coal multiplied by $****** per ton. This $****** per ton payment shall be increased or decreased annually, in the same manner as the Composite Component described in Section 5.03(b).

(c)    Monthly Report. On or before ten (10) business days after the end of each month, Buyer shall provide a monthly report to Seller. This monthly report shall include (i) Buyer's use of coal for the month just ended, (ii) Buyer's projected use of coal for the three (3) months following the month just ended, (iii) Buyer's current best estimate of Buyer's Requirements for the Contract Year, (iv) the amount of coal in Buyer's inventory at the end of the month, and (v) any information which, in Buyer's reasonable judgment, would result in a modification or adjustment to the likely use of coal by Buyer during the remainder of the Contract Year. The monthly report shall be substantially in the form attached as Form A-3. The amount of coal in Buyer's inventory shall be based on the amount in inventory as shown on the books of Buyer.
The amount shown on Buyer's books will be reconciled from time to time based on aerial surveys conducted by Buyer's third party contractors at Buyer's sole expense.

(d)    Seller's Mining Forecast. On or before August 1st of each Contract Year, Seller shall provide to Buyer a forecast for the Contract Year and the following Contract Year showing, by month, (i) the lands or leases from which, according to Seller's plan, the coal for the Contract Year will be produced, (ii) coal quality, and (iii) the royalty rate or fee applicable to the lands or leases from which the production will occur. For the avoidance of doubt, this non-binding forecast shall impose no requirement, directly or indirectly, on Seller to conduct mining operations in any particular manner or sequence, or to mine from any particular location. Seller disclaims any representation or warranty concerning the completeness or accuracy of any information contained in this forecast related to coal quality.

3.04	Delivery of Requirements.

(a)    Shortfall. In the event Seller fails to deliver all of Seller's Delivery Obligation for a Contract Year and the failure is not excused as an Excuse event under Article VIII, then the difference between Seller's Delivery Obligation and actual deliveries shall be "Shortfall Tons." The first tons delivered in the next Contract Year shall be the Shortfall Tons, and shall be paid for at the Tier I or Tier 2 Adjusted Purchase Price that would have been applicable had the Shortfall Tons been delivered during the prior Contract Year. The total volume of Shortfall Tons to be delivered in any Contract Year shall not exceed ****** tons. In the event that the Shortfall Tons in any Contract Year exceed ****** tons, then such failure shall constitute a breach of this Agreement and Buyer shall have any and all remedies available for such a breach.

(b)    Predelivery. If, before the end of the Contract Year, Seller has delivered all of Seller's Delivery Obligation for that Contract Year, then Seller may continue to deliver coal through the remainder of the Contract Year subject to the provisions of Section 3.02(e). All such coal shall be "Predelivery Tons" and shall be paid for at the Tier 1 Adjusted Purchase Price applicable in the Contract Year in which the predelivery is made.

(c)    Over/Under Account. If deliveries in a Contract Year exceed ****** million MMBTU, the MMBTU delivered in excess of ****** million MMBTU shall be considered "Over MMBTU." If deliveries in a Contract Year are less than ****** million MMBTU, the difference between actual delivered MMBTU (as determined by Seller's invoices to Buyer) and ****** million MMBTU shall be considered "Under MMBTU." Seller shall calculate the running net balance of Over MMBTU and Under MMBTU as of the end of each Contract Year and so notify Buyer.

If at the end of any Contract Year or termination of this Agreement the final calculation of the running net balance exceeds ****** million Over MMBTU, then Seller may invoice Buyer for the entire net balance of Over MMBTU. The amount per ton payable on the Over MMBTU shall be the weighted average of the Adjusted Purchase Price paid for coal delivered during the Contract Year in which the Over MMBTU exceeded ****** million Over MMBTU (i.e., the total invoiced amount (in dollars) for all coal delivered during that Contract Year divided by the total number of tons delivered during that Contract Year), minus Tier 2 Adjusted Purchase Price effective on June 30 for the Contract Year. Payment of this amount will cause the running net balance of Over MMBTU and Under MMBTU to reset to zero. Over MMBTU/Under MMBTU shall be converted to tons by dividing the total Over MMBTU by 9.9, and then divided by 2. Exhibit E sets forth two hypothetical examples of Over MMBTU/Under MMBTU calculations.

3.05    Minimum Deliveries.

(a)    Unit 3. Seller will deliver and Buyer will take into the Unit 3 stockpile no less than 45 percent of the total coal received at the Plant during any of the following periods: January 1, 2009 through December 31, 2011; January 1, 2012 through December 31, 2012; provided, however, that if an event of Excuse (as defined in Article VIII) prevents Buyer from using coal in Unit 3, the applicable period shall be extended by a period equal to the duration of the event of Excuse. This provision shall be of no further force or effect as of January 1, 2013, when there will no longer be a Two-Stream Delivery.

(b)    Buyer's Inventory: If (i) on any occasion prior to December 31, 2012, Buyer's inventory of high sulfur coal is less than ****** tons or if Buyer's inventory of low sulfur coal is less than ****** tons, or (ii) on any occasion after January 1, 2013, the total inventory is less than ****** tons then Buyer may provide written notice to Seller that Buyer requires a plan to increase inventory of the relevant type of coal. Upon receipt of this notice, Seller shall on or before the next business day provide a plan to Buyer to increase Buyer's inventory. Buyer and Seller shall meet as soon as possible to discuss Seller's plan. If Buyer is not reasonably satisfied with Seller's plan, then Buyer shall have the election to purchase coal from third parties to increase Buyer's inventory to the specified level, or increase gas use for Units 1 and 2 during the period necessary to minimize the effect of decreased inventory. Seller shall reimburse Buyer for the cost of cover on such fuel purchases, including the effect of Tier 1 and Tier 2 pricing. Buyer shall use all reasonable efforts to mitigate such costs. Buyer shall utilize gas in greater quantities only if Buyer can demonstrate that the overall gas/coal blend is more economical than other outside coal alternatives that do not rely on increased gas. For purposes of determining the level of gas above which an increased usage will be measured, the base usage of gas shall be equal to the average amount of gas consumed in the affected Unit over the prior 12 month period. Any tons purchased from third parties shall be deducted from Requirements, Seller's Delivery Obligations, and the Annual Minimum.

3.06    Point of Delivery. Seller shall deliver the coal F.O.B. the receiving point of Buyer's scale belt tail pulley at the permit boundary of the Mine (the "Point of Delivery"). Title and risk of loss for all coal shall pass to Buyer upon receipt at the Point of Delivery.

3.07    Scheduling. Seller shall deliver coal ratably to the Plant Monday through Friday of each week (excluding Seller's scheduled holiday and vacation days), unless otherwise agreed to by the Parties. Seller shall cooperate with Buyer in unusual circumstances and emergencies to minimize the effect on Buyer of this delivery schedule. Coal deliveries will be made at a rate to be scheduled by the parties from time to time, based on the coal needs and receiving capacity of Buyer and the productive and delivery capacities of Seller. In this connection, as required under Section 3.03(c), Buyer will prepare and timely deliver to Seller its best estimate of monthly successive schedules covering a period of three (3) succeeding months each and showing the approximate quantity of coal of each quality to be delivered in each month during such three month period. To the extent necessary to meet Seller's Delivery Obligations, Buyer and Seller shall use commercially reasonable efforts to schedule, make and accept deliveries on weekend days from time to time. In addition, Buyer from time to time shall promptly deliver to Seller notice of Buyer's schedule of planned outages at the Plant and Buyer's receiving facilities as soon as Buyer completes that schedule for a given period. Buyer shall notify Seller as promptly as reasonably possible of updates to the schedule and of any other outages that the schedule does not address.

3.08    Facilities. Buyer, at its cost, shall provide and maintain adequate facilities for accepting Seller's Two-Stream Delivery for the period from July 1, 2010 to December 31, 2012, and for single stream coal deliveries thereafter. In addition, Buyer, at its cost, shall install with reasonable diligence and thereafter maintain one or more on-line analyzers as deemed necessary by Buyer to facilitate compliance with SO2 requirements, piping, burners and other equipment and facilities to co-fire coal and gas in Units I and 2 and to accommodate the Two-Stream Delivery for the period from July 1, 2010 to December 31, 2012, and for single stream coal deliveries thereafter. Seller, at its cost, shall install with reasonable diligence and thereafter maintain one or more on-line analyzers as deemed necessary by Seller to facilitate compliance with SO2 requirements and other facilities at the Mine to accommodate segregation of quality and quality control of the Two-Stream Delivery for the period from July 1, 2010 to December 31, 2012, and for single stream coal deliveries thereafter. Seller's analyzer shall also provide an estimate of moisture, ash, BTU, sulfur, calcium and iron. On or before January l, 2011, Seller shall provide an improved data signal from its analyzer to Buyer. Subject to normal operational limitations, Seller shall operate the analyzer in accordance with industry standards and provide the data signal to Buyer for all coal delivered by Seller to Buyer. Seller's analyzer provides only an approximation of coal quality, and Buyer shall use the information provided by Seller's analyzer at its own risk. Actual coal quality shall be determined using the process set forth in Article IV.

3.09	Reliability.

(a)    Reliability and Deficiency Tonnage. Buyer shall maintain facilities (including the conveyor and stacker system taking coal at the Point of Delivery) adequate to accept delivery of coal under this Agreement (the "Receiving Facilities"). For purposes of determining adequate reliability, the Receiving Facilities would be deemed to be 100 percent available if they were capable of accepting coal 24 hours a day from Monday through Friday each week (excluding Seller's scheduled holiday and vacation days) during the Term of this Agreement.

(b)    Reliability Deficiency Tonnage Calculations. If the Receiving Facilities are available for less than 85 percent of 100 percent availability Monday through Friday (excluding Seller's scheduled holiday and vacation days) on a monthly basis, then

Requirements shall be reduced. Reliability, Forecast Requirements, and the total reduction to Requirements shall be determined in the following manner:

First, on or before the fifth business day of each calendar month during the Term of the Agreement, the parties, through the use of the Joint Task Force, and following the process outlined below, shall determine the percentage of availability of the Receiving Facilities ("Reliability") for the prior calendar month.

In determining Reliability, the following adjustments shall apply:

(i)    On five occasions during the term of this Agreement, but no more than once per Contract Year, and upon thirty (30) days’ notice to Seller, Buyer may claim a credit of 96 hours for the purposes of either significant maintenance or the completion of capital improvements to the Receiving Facilities. During the month in which such credit is claimed, the parties shall add 96 hours to the total number of actual hours available to determine the percentage of availability of the Receiving Facilities for that month.

(ii)    Seller shall notify Buyer of planned or unanticipated periods during which Seller is unable to deliver coal to Buyer's Receiving Facilities, and where Seller anticipates that the period will be greater than 24 hours. If the period of such Seller inability is longer than 24 hours, any inability of Buyer to take delivery of coal during the period will not be used in the Reliability calculation. If the period is less than 24 hours but longer than a Mine shift, the parties will determine by mutual agreement the extent to which any Buyer inability to take delivery of coal affects the calculation of Reliability. Periods of Seller inability shorter than a full Mine shift will not be considered in the calculation of Reliability.

(iii)    In the event the amount of coal in Buyer's inventory exceeds either (a) ****** tons in total, or (b) for the period from July 1, 2010 to December 31, 2012, ****** tons in the low sulfur coal stockpile or ****** tons in the high sulfur coal stockpile and Seller does not have coal available for delivery to the non-exceeding stockpile, then for purposes of determining Reliability the Buyer's Receiving Facilities shall be deemed to be available to accept delivery of coal.

Second, the parties shall determine the Forecast Requirements by using the Buyer's monthly forecast of end of Contract Year Requirements as specified in its Monthly Report prepared for the month for which the parties are determining Reliability Deficiency Tonnage. The volume of Requirements in that forecast shall be rounded up or down to the nearest ****** tons, with any number ending with ****** tons or greater being rounded upward, provided, however, that a value of ****** or greater shall be rounded to ****** (the "Forecast Requirements").

Third, the "Reliability Deficiency Tonnage" for the month shall be determined using the Deficiency Chart below. In the Reliability Deficiency Tonnage Chart, the first row of numbers across the top represents the Forecast Requirements. The first column, listing percentages, represents the Reliability as determined by the parties for the calendar month. The numbers in the matrix represent the Reliability Deficiency Tonnage in any given month to be reduced from the Requirements due to inadequate performance of the Receiving Facilities.

Reliability Deficiency Tonnage Chart (determines Reliability Deficiency Tonnage on monthly basis)

Forecast Requirement (rounded)
Reliability		******	******	******	******	******	******
	>=85%	******	******	******	******	******	******
	>=80%	******	******	******	******	******	******
	>=75%	******	******	******	******	******	******
	>=70%	******	******	******	******	******	******
	>=65%	******	******	******	******	******	******
	>=60%	******	******	******	******	******	******
	>=55%	******	******	******	******	******	******
	>=50%	******	******	******	******	******	******
	<50%	Joint Task Force Discussion

Using the Reliability Deficiency Tonnage Chart, the parties shall calculate the Reliability Deficiency Tonnage for each month in the Contract Year. The Requirements for that Contract Year shall be reduced by the sum of the monthly Reliability Deficiency Tonnages for the Contract Year, excluding any Reliability Deficiency Tonnage made up pursuant to Section 3.09(c) below.
(c)    Make Up of Reliability Deficiency Tonnage. Buyer shall have the opportunity to make up Reliability Deficiency Tonnage, subject to the terms of this Section 3.09. Buyer shall provide written notice of its intent to make up Reliability Deficiency Tonnage by the tenth (10th) business day of the month following a month in which the Reliability Deficiency Tonnage has accrued. Once Buyer provides this notice, Buyer has made a firm commitment to take that Reliability Deficiency Tonnage. Seller shall deliver such make up tonnage to Buyer, subject to the limitations set forth in Section 3.09(d) below.

(d)    Limitations on Make Up Tonnage. Because Seller needs sufficient time to make up any Reliability Deficiency Tonnage requested to be made up by Buyer, the total volume of make up tonnage available to Buyer in any Contract Year shall be limited. The Make Up Limit Chart below describes those limits. The months across the top of the Make Up Limit Chart represent the month in which the Buyer has accrued Reliability Deficiency Tonnage. The numbers in the matrix represent the maximum total make up tons for a month in which it has accrued Reliability Deficiency Tonnage. Buyer's right to nominate make up tons for the Contract Year will be further limited to the Cumulative Maximum Make Up described in the second column of the Make Up Limit Chart.

Make Up Limit Chart

Tonnage 11Vail11ble (or make-up
Forecast Requirements (rounded)		Cumulative Maximum Make Up	July	August	Sept	Oct	Nov	Dec	Jan	Feb	Marc It	April	May	June
	******	******	******	******	******	******	******	******	******	******	******	******	******	******
	******	******	******	******	******	******	******	******	******	******	******	******	******	******
	******	******	******	******	******	******	******	******	******	******	******	******	******	******
	******	******	******	******	******	******	******	******	******	******	******	******	******	******
	******	******	******	******	******	******	******	******	******	******	******	******	******	******
	******	******	******	******	******	******	******	******	******	******	******	******	******	******
	******	******	******	******	******	******	******	******	******	******	******	******	******	******
	******	******	******	******	******	******	******	******	******	******	******	******	******	******
	******	******	******	******	******	******	******	******	******	******	******	******	******	******
	******	******	******	******	******	******	******	******	******	******	******	******	******	******

(e)    Payment for Made Up Reliability Deficiency Tonnage. For all Reliability Deficiency Tonnage for which Buyer requests delivery of make up tonnage pursuant to Section 3.09(c) above, Buyer shall pay Seller a $****** per ton make up payment. This $****** per ton payment shall be increased or decreased annually, in the same manner as the Composite Component described in Section 5.03(b). This payment shall be set forth in an invoice from Seller to Buyer within fifteen (15) days after the end of the Contract Year. Buyer shall make a payment of the $****** per ton payment as adjusted, multiplied by all nominated make up tons. Seller shall allocate this payment across all tons delivered in June of the Contract Year.

(f)    Maintenance. Buyer may conduct routine maintenance of its Receiving Facilities at its convenience during the Monday through Friday time period, but the unavailability of Receiving Facilities resulting from such maintenance shall constitute unavailability for purposes of determining Reliability.

ARTICLE IV
COAL SPECIFICATIONS. ANALYSIS AND WEIGHTS

4.01    Coal Specifications. Seller shall deliver coal that is substantially free from impurities and that conforms to the following size and quality specifications. As regards to size, coal is to average not less than ****** percent above ****** inches as measured using applicable American Society for Testing Materials (ASTM) standards:

Top Size:    maximum -****** inches

Seller shall use all reasonable efforts, within the constraints imposed by the facilities described in Section 3.08, to supply coal of uniform quality and reduce the variability of coal from lot to lot and within each lot. Buyer shall take all reasonable steps to burn Seller's coal and to minimize the burning of gas. Both parties acknowledge that coal quality will vary from the agreed upon parameters, and that a certain amount of variation in quality must be contemplated. In addition, the quality of the coal to be sold and purchased under this Agreement on an "as received" moisture basis, shall be within the following guaranteed specifications on a ******·ton lot basis and shall also meet the guaranteed average specifications noted below:

(a)    For the purposes of this Agreement, the terms total moisture, ash, and gross calorific value (BTUs/lb.) are defined by ASTM (Vol. 05.06) D121.0l, "Standard Terminology of Coal and Coke."

(b)    The term sulfur dioxide as used in this Agreement means a value calculated from the gross calorific value and coal sulfur, each given on the same moisture basis, using the formula below:

Sulfur dioxide = (20,000) (% Sulfur) / Gross Calorific Value (BTUs/lb.)

For example, assume for a specific ******-ton lot an as-received gross calorific value of ****** BTUs/lb. and an as-received coal sulfur of ******%. The sulfur dioxide value for this lot is then,
Sulfur dioxide (S02) = (20,000) (******) /******
= ****** lbs SO2/MMBTU
(c)    (i)    For the period from July l, 2010 to December 31, 2012, the coal will be substantially free from impurities and shall conform to the following specifications on an as received moisture basis.

(1) Units 1 and 2:	Minimum	Maximum.	Average
BTUs/lb (ar)	******	******	******
Ash % (ar)	******	******	******
Moisture %	******	******	******
Sulfur Dioxide
(lbs. SO2/MMBTU)	******	******	******
Calcium Oxide (CaO) % in Ash	******	******	******
Iron Oxide (Fe2O3) % in Ash	******	******	******
Combined CaO and Fe2O3 in Ash	******	******	******
*Average will be based on ten ******-ton lots on a rolling basis.

(2) Unit 3:	Minimum	Maximum.	Average
BTUs/lb (ar)	******	******	******
Ash % (ar)	******	******	******
Moisture %	******	******	******
Sulfur Dioxide
(lbs. SO2/MMBTU)	******	******	******
Calcium Oxide (CaO) % in Ash	******	******	******
Iron Oxide (Fe2O3) % in Ash	******	******	******
Combined CaO and Fe2O3 in Ash	******	******	******
* Average will be based on ten ******-ton lots on a rolling basis.
** In addition, the coal will have average BTUs/lb not lower than ****** BTUs/lb from the Effective Date until December 31, 2012.

(ii)    For the period from January 1, 2013 to December 31, 2016, the coal will be substantially free from impurities and shall conform to the following specifications on an as received moisture basis for Units 1, 2, and 3.

	Minimum	Maximum.	Average
BTUs/lb (ar)	******	******	******
Ash % (ar)	******	******	******
Moisture %	******	******	******
Sulfur Dioxide
(lbs. SO2/MMBTU)	******	******	******
Calcium Oxide (CaO) % in Ash	******	******	******
Iron Oxide (Fe2O3) % in Ash	******	******	******
Combined CaO and Fe2O3 in Ash	******	******	******

* Average will be based on ten ******-ton lots on a rolling basis.
** Average to be determined on a monthly basis, subject to Section 4.0l(e).
(d) Rounding of Sulfur Dioxide Values. Average sulfur dioxide values for each ******-ton lot of coal, any ten ******-ton lots, and on a monthly basis of coal shall be calculated to three decimal places and rounded to two. Decimals of .005 or more shall be rounded up to
.01, and decimals of less than .005 shall be rounded down to .00.

(e) Sulfur Dioxide Maximum and Average Quality Specifications. In the course of delivery of coal by Seller to Buyer for the period January l, 2013 to December 31, 2016, Seller shall make it a priority to deliver coal with sulfur dioxide levels below the maximum level of ****** lbs. SO2/MMBTU. Deliveries in a calendar month shall average ****** lbs SO2/MMBTU or less, provided, however, that from January 1, 2013 to December 31, 2016 the monthly average sulfur dioxide level may exceed the SO2/MMBTU levels in the following table up to but no more than the number of times set forth in the column labeled "Variance Months":

SQ2/MMBTU Level	Variance Months
******, but ≤ ******	******
******, but ≤ ******	******
******, but ≤ ******	******
******.but ≤ ******	******

The Variance Months in the table are cumulative. For example, variance in excess of
****** lbs. SO2/MMBTU is also a variance in excess of ****** lbs. SO2/MMBTU, ******lbs. SO2/MMBTU and ****** lbs. SO2/MMBTU.

In addition, (i) the average sulfur dioxide levels for deliveries made in a calendar six month period (i.e. July to December and January to June) will not exceed ****** lbs. SO2/MMBTU and (ii) the average sulfur dioxide levels for the period January l, 2013 to December 31, 2016 will not exceed ****** lbs. SO2/MMBTU.

Buyer and Seller shall work cooperatively to minimize the deviation from the Average quality specifications, and to forecast and plan for such deviations.

If (i) Seller is delivering coal that exceeds ****** lbs SO2/MMBTU or (ii) Seller has delivered coal with a monthly average sulfur dioxide level higher than ****** more often than contemplated by the provision for Variance Months. as evidenced by samples provided for in Section 4.02, and Buyer reasonably determines, despite Buyer's commercially reasonable efforts to manage the coal to avoid exceeding air quality permit limitations, that such coal cannot be burned in Buyer's Plant without exceeding air quality permit limitations, then Buyer shall have the right to suspend deliveries of coal until such time as Seller provides reasonable assurance to Buyer that future deliveries of coal will not exceed ****** lbs SO2/MMBTU pursuant to Sections 4.01 and 4.02 or that Seller will not further exceed the allotted number of Variance Months. The Joint Task Force shall meet within 24 hours of any such suspension in an effort to restore deliveries. For the purposes of Section 3.09, during the period of any such suspension Buyer's Receiving Facilities shall be deemed to be available to receive the delivery of coal.

(f)    Iron Oxide and Calcium Oxide Premium and Penalties. A ******-ton lot containing coal with an Iron Oxide, Calcium Oxide or Combined Iron Oxide and Calcium Oxide value greater than the percentages specified in this Section 4.01 will be subject to a penalty of $****** per ton. Only a single penalty of $****** per ton shall apply to any ******-ton lot, even if the coal exceeds more than one of the Iron Oxide, Calcium Oxide or Combined Iron Oxide and Calcium Oxide percentages specified in this Section 4.01. A ******-ton lot containing coal with an Iron Oxide, Calcium Oxide, and Combined Iron Oxide and Calcium Oxide value less than or equal to the percentages specified in this Section 4.01 will be subject to a premium of $****** per ton. Only a single premium of $****** per ton shall apply to any ******-ton lot. These premiums and penalties shall be settled monthly. These premiums and penalties shall be increased or decreased annually, in the same manner as the Composite Component described in Section 5.03(b).

(g)    Ash Fusion Temperatures and Ash Constituents. The parties acknowledge that the ash fusion temperatures and constituents in the ash, though not addressed in the quality specifications set forth above, can dramatically affect operations at the Plant. If Plant operations are adversely affected by ash fusion temperatures and ash constituents, Seller and Buyer shall promptly work together in good faith through the Joint Task Force to develop reasonable and equitable procedures for mitigating such adverse impacts (e.g., by blending to prevent fouling or slagging to the extent that such blending can be accomplished consistent with achieving the quality specifications set forth above). Buyer acknowledges that Seller's mine plan for complying with the Two-Stream Delivery scheme for achieving SO2 compliance of U n its1 and 2 or to assure deliveries in a single stream to meet SO2 specifications may restrict Seller's ability to use blending of coal seams to mitigate such adverse impacts.

4.02	Sampling and Analysis.

(a)    General Procedures. Coal sampling, sample reduction, sample preparation, laboratory analysis procedures, and bias testing of both the Buyer and the Seller shall conform with the most recent ASTM guidelines, methods and/or procedures, unless otherwise agreed to by Buyer and Seller.

(b)    Coal Sampling and Analysis. Buyer at its cost shall sample all coal as it is delivered to the Plant on the receiving belt from the Mine using a mechanical sampling system. The sampling system will composite, crush, and divide sample increments of coal to provide a final stage mechanical sample for each "batch" of coal as it is delivered for use in either Units 1 and 2 or Unit 3. A "batch" of coal will be defined as a stream of coal, which the parties contemplate will ordinarily be delivered in a period the duration of which shall be determined and agreed upon by the Joint Task Force established by Section 4.08, that is designated for use in Units 1and 2 or in Unit 3 under the Two-Stream Delivery for the period from July 1, 2010 to December 31, 2012, and for single stream coal deliveries thereafter. Buyer will prepare three (3) splits of each sample and will prepare a sample tag that accurately records the number of tons of deliveries that are represented by each sample as well as the time and date and the Units designated for delivery. A split of each sample will be prepared and tagged by Buyer and will then be promptly provided to Seller to be analyzed by Seller's laboratory for the purpose of measuring the quality of the coal in accordance with the quality specifications set forth in this Agreement. Seller is not required to analyze for Iron Oxide or Calcium Oxide percentages. Seller will transmit electronically the results of each analysis to Buyer as soon as they are available. Buyer shall analyze the Iron Oxide and Calcium Oxide percentages at Buyer's laboratory, and will transmit electronically the results of each analysis to Seller as soon as they are available. Because a "batch" of coal will likely contain less than the ****** tons required as the lot size under Section 4.02, the parties shall utilize a mathematical calculation, as described in Exhibit A, to determine the quality of each lot. The results of Buyer's sampling and Buyer's and Seller's laboratory analysis, as applicable, shall be accepted as the quality and characteristics of the coal, except as provided in Section 4.02(c).

(c)    Referee Samples. Buyer may analyze a split of each sample and will store a third split, to be used as a referee sample in the event that Buyer or Seller disagrees with the analysis performed by the other party. These referee samples will be stored by Buyer for sixty (60) days after the end of the month in which they are collected, and then discarded. Either party, upon notice to the other party, may request that the referee split be promptly delivered to a recognized, independent commercial testing organization chosen by the Joint Task Force described in Section 4.08. If the Joint Task Force is unable to agree on the designated testing organization within forty-eight (48) hours after a party requests analysis of the referee sample, then both parties shall promptly and jointly engage SGS Mineral Services' Denver lab to perform the referee testing contemplated by this Section 4.02(c). The parties shall instruct the testing organization to promptly analyze the sample and provide the results of the analysis to Buyer and Seller without delay. The results of the analysis shall be accepted as representative of the quality and characteristics of the sample. The cost of the analysis of the referee sample shall be borne equally by the parties.

(d)    Representative. Each party shall have the right at its own risk and expense to have a representative present at any and all times to observe the sampling and analysis of the coal.

(e)    Coal Parameters Tested. A short proximate analysis including percent of total moisture, percent of ash, percent of sulfur, BTUs/lb., and additionally the percent of iron oxide and percent of calcium oxide will be completed on each of Seller's sample analyses as well as on each referee sample that is analyzed. The results of all such analyses will be reported on an "as received" as well as a "dry basis."

(f)    Missing or Damaged Samples. Buyer will take reasonable measures to insure that all coal is properly sampled; provided, however, that: (i) if the Plant experiences temporary coal sampler down time, Buyer will so notify Seller, and Seller will, until notified otherwise by Buyer, take samples with its coal blending sampler, split and tag samples in the manner described in Section 4.02(b), and provide two splits of each sample to Buyer; and (ii) in the event of missed, lost or damaged samples, the immediately preceding calendar month's weighted average coal quality for the applicable high or low sulfur stream or for the single stream delivered after January 1, 2013 will be used in place of the missed, lost or damaged sample analysis for purposes of determining quality under this Agreement.

(g)    Diverted Coal. For the purpose of diverting coal under Section 4.04(d)(4) of this Agreement, coal quality will be determined using Seller's on-line analyzer. The parties acknowledge that Seller's on-line analyzer measures sulfur content and that computation of sulfur dioxide values using the on-line analyzer requires Buyer to make certain assumptions regarding the moisture ash free (MAF) BTU content of the coal, which assumptions Buyer hereby agrees to make in good faith based on its experience. The parties further acknowledge that the on-line analyzer does not result in compliance with ASTM standards. This provision shall be of no further force or effect as of January 1, 2013.

4.03	Weighing.

(a)    Buyer's Scales. Buyer shall weigh the coal delivered under this Agreement on Buyer's scales operated and maintained at Buyer's expense at the Point of Delivery. Buyer shall provide Seller with a daily copy of the scale weights that match the samples provided for in Section 4.02(b). The weight thus determined shall be accepted as the quantity of coal for which invoices are rendered and payments made under this Agreement.

(b)    Tests. Regular calibration and maintenance schedules will be adhered to at Buyer's expense, using National Institute of Standards and Technology Handbook 44 guidelines or mutually agreed upon methods and procedures. In addition, Wyoming State certification of the scales will be maintained at Buyer's expense at all times. Either party may at any time request a prompt test and adjustment of the scales, the results of which shall be certified by an independent weighing and inspection bureau or other mutually acceptable independent organization, all at the expense of the party requesting the tei.t, provided, however, that if such test reveals an error in weights in excess of one-half of 1 percent, the party benefiting from the error shall bear the costs of the test. If the scales are found to be in error in excess of one-half of 1percent, the Joint Task Force established under Section 4.08 shall promptly attempt to reach a mutually agreeable settlement concerning the tonnage delivered during the period following the last scale test. If the Joint Task Force is unable to reach a prompt settlement, the tonnage for all coal delivered under this Agreement during the entire period subsequent to the last scale test shall be adjusted upwards or downwards, as the case may be, for 50 percent of any correction made to the scales, and Seller shall issue to Buyer a debit or credit memorandum therefor.

(c)    Representatives. Seller shall have the right, at its sole risk and expense, to have a representative present to observe the weighing of the coal and the scale maintenance calibration and certification procedures.

4.04	Buyer's Remedies When Coal Does Not Meet Specifications.

(a)    Term. This Section 4.04 shall apply to coal delivered for Units 1and 2 from July 1, 2010 to December 31, 2012.

(b)    General. The objective of both parties is to develop and implement a coal handling system at the Mine and at the Plant that will ensure compliance, consistent with the gas co-firing alternative, with Wyoming Department of Environmental Quality ("DEQ") SO2 regulations. Seller shall take all reasonable steps to (1) deliver coal to Units 1 and 2 in 10,000- ton lots with a sulfur dioxide value that meets the relevant specification in pounds SO2/MMBTU, and (2) reduce the variability of coal from lot to lot and within each lot. Buyer shall take all reasonable steps to burn Seller's coal and to minimize the burning of gas. Both parties acknowledge that coal quality will vary from the agreed upon parameters, and that a certain amount of variation in quality must be contemplated.

(c)    Purpose of Remedies. The purpose of the remedies described below is to deal specifically with certain enumerated circumstances where the parties believe that failure to define the remedies for quality variations would lead to irreconcilable differences. The delineation of remedies for these circumstances does not imply that Buyer either has or does not have remedies available if Seller delivers coal that does not comply with the specifications set forth in Section 4.01 in circumstances other than those delineated below, it being understood that the parties will rely on such general legal principles to determine whether Buyer is entitled to a remedy for a circumstance not enumerated below. If Seller does not comply with the specifications set forth in Section 4.01 in circumstances other than those delineated below, Buyer shall be entitled to a remedy under general legal principles only if Buyer is unable to bum the coal and comply with applicable laws and regulations without being subjected to material adverse economic impact.

(d)	The following remedies apply to coal delivered to Units 1 and 2:

(1)    Coal Having a Sulfur Dioxide Value Greater than ****** Pounds SO2/MMBTU-Average of Ten ******-Ton Lots. If Seller delivers coal for Units 1 and 2 with u sulfur dioxide value greater than ****** pounds of SO2 per MMBTU as determined by sampling and analyzing ten ******-ton lots on a rolling average basis, Buyer shall have the right to suspend further deliveries of coal to Units 1 and 2 upon notice to Seller.

(2)    Coal Having a Sulfur Dioxide Value Greater than ****** and Equal to or Less than ****** Pounds SO2, /MMBTU in a Single ******-Ton Lot. Seller may deliver penalty free in any month up to two ******-ton lots of coal for Units 1 and 2 with a sulfur dioxide value greater than ****** and equal to or less than ****** pounds of SO2/MMBTU. The third through ninth such lots in that month shall be subject to the following penalties: for each lot with a sulfur dioxide value greater than ****** and equal to or less than ****** pounds of SO2 per MMBTU, a $****** per ton penalty; and for each lot with a sulfur dioxide value greater than ****** and equal to or less than ****** pounds of SO2 per MMBTU, a $****** per ton penalty. Upon delivery of the tenth such lot in any three-

month period, Buyer shall have the right to suspend further deliveries of coal to Units 1 and 2 upon notice to Seller.
(3)    Coal Having a Sulfur Dioxide Value Greater than ****** pounds SO2/MMBTU in a Single ******-Ton Lot. A ******-ton lot containing coal for Units 1 and 2 with a sulfur dioxide value greater than ****** pounds of SO2 per MMBTU will be subject to a penalty of $****** per ton plus $****** per ton per .****** pounds of SO2 above ****** pounds, on a per occurrence basis. Upon delivery of the second such lot in any six-month period, Buyer shall have the right to suspend further deliveries of coal to Units 1 and 2 upon notice to Seller.
(4)    Coal with a Sulfur Dioxide Value Greater than ****** PoundsSO2/MMBTU. Buyer shall have the right, but not the duty, to deliver to Unit 3 any coal that has a sulfur dioxide value greater than ****** pounds of SO2 per MMBTU (as notified by Seller or measured by Buyer's on-line analyzer). Buyer shall divert only such coal as it reasonably determines is necessary to avoid a material adverse economic impact on the Plant, taking into account the impact on the Two-Stream Delivery, the Mine, and Buyer's actual operating, economic and compliance experience with taking higher sulfur coal for burning in Units 1and 2. The Joint Task Force established in Section 4.08 shall establish guidelines to minimize the diversion of coal to Unit 3. For any coal diverted, Buyer shall notify Seller promptly by telephone or other oral communication (with such telephonic or oral notice to be confirmed in writing within 48 hours of the diversion), stating the date and approximate time of the diversion, the amount of coal diverted, and the sulfur dioxide value of the diverted coal. All coal diverted to Unit 3 in accordance with this Section 4.04(d) shall be deemed Unit 3-quality coal for purposes of Section 3.05(a). except that if Buyer diverts coal to Unit 3 that has a sulfur dioxide value of less than or equal to ****** pounds of SO2 per MMBTU, the coal shall not be deemed Unit 3-quality coal for the purposes of Section 3.05(a). Buyer recognizes and understands that Seller's ability to make the minimum deliveries to Unit 3 set forth in Section 3.05(a) (without taking into account diverted coal to Unit 3) is critical for the Two-Stream Delivery to work. If Seller believes that Buyer's diversion of coal to Unit 3 may affect the minimum deliveries to Unit 3, Seller may notify Buyer of that fact, and the Joint Task Force shall meet promptly and cooperate to make the Two-Stream Delivery work. Coal diverted by Buyer pursuant to this Section 4.04(d) and deemed Unit 3-quality coal will not be subject to the penalties set forth in Section 4.04(d).

(5)    Coal With a Sulfur Dioxide Value Greater than ****** Pounds SO2/MMBTU in a Single ******-Ton Lot. If any ******-ton lot (two within each ******-ton lot) delivered for Units 1 and 2, has a sulfur dioxide value that exceeds ****** pounds SO2/MMBTU, Seller shall use its best efforts to notify Buyer promptly of such quality in advance of delivery to Buyer and Buyer shall use reasonable diligence to divert such coal to Unit 3. If Buyer is unable to divert coal to Unit 3 despite such efforts, the coal will be subject to a $****** per ton penalty per occurrence. Upon delivery of the second such lot in any twelve-month period, Buyer shall also have the right to suspend further deliveries of coal to Units l and 2 upon notice to Seller.

(e)    Seller's Rights Upon Suspension. If Buyer suspends further deliveries of coal to Units 1 and 2 under this Section 4.04, Seller shall have the right to resume deliveries upon implementation of a plan to meet the violated SO2 quality parameter. Seller shall submit the plan to Buyer and obtain Buyer's input, which shall be promptly given. The plan as ultimately implemented by Seller must meet an objective standard of reasonableness, taking into account the impact of the plan not only on SO2, but also on Plant operations and economics and compliance with all applicable laws and regulations. Seller will also take into account the impact of the plan on the Mine.

4.05    Premiums. For the period from July 1, 2010 to December 31, 2012, Seller shall earn the following premiums on the coal delivered for Units 1 and 2: Buyer shall pay Seller either (a) $****** per ton for each ******-ton lot with a sulfur dioxide value of ****** pounds of SO2, per MMBTU or less if the lot is the last ******-ton lot in a ******-ton lot and the ******-ton lot has an average SO2 value equal to or less than 1.15 pounds of SO2 per MMBTU; or (b) $****** per ton for each ******-ton lot with a sulfur dioxide value of ****** pounds of SO2 per MMBTU or less if the lot is the last ******-ton lot in a ******-ton lot and the ******-ton lot has an average SO2, value equal to or less than ****** pounds of SO2 per MMBTU.

4.06    Penalty and Premium Adjustment. For the period from July 1, 2010 to December 31, 2012, the penalties and premiums set forth in this Article IV shall be increased or decreased annually, effective July 1, 2010 by the percent change in the CPI-U (U.S. City Average: 1982-84 = 100) index from the January 1992 index (138.1) to the November CPI-U (U.S. City Average) index published in December of each year. If the CPI-U (U.S. City Average) index or any revision or equivalent of that index ceases to be published by any federal agency, the index shall be replaced by a substantially equivalent index, which, after necessary adjustment, if any, provides the most reasonable substitute for such index.

4.07    Seller's Suspension of Deliveries. Subject to the reasonable requirements of Buyer, Seller shall have the right, for the period from July 1, 2010 to December 31, 2012, to designate the unit(s) to which coal will be directed. Seller may suspend deliveries for a reasonable time given the quantity and quality of coal inventory held by Buyer, and shall coordinate suspensions of deliveries with the Plant so as not to interfere unduly with Plant operations. Seller shall use its best efforts to minimize the number and duration of any such suspensions.

4.08    Joint Task Force. Buyer and Seller shall cooperate with each other and use their best efforts to make effective the Two-Stream Delivery for the period from July 1, 2010 to December 31, 2012, and for single stream coal deliveries thereafter. To facilitate those efforts, Buyer and Seller shall designate a joint task force, headed by the Manager of the Naughton Plant and the General Manager of the Mine, and including other members of their respective companies (the "Joint Task Force"). The Joint Task Force will be empowered to monitor the performance of safeguards employed by both parties to meet the objectives set forth in Section 3.09(b) and Article IV and to perform such other tasks as the Joint Task Force is expressly called upon to perform elsewhere in this Agreement.

4.09	Buyer's Cost of Cover.

(a)    Outside Coal or Gas. If suspension is invoked pursuant to this Article IV and continues beyond the later of 14 days or the date on which Buyer has utilized 25% of its coal inventory for Units 1 and 2 on hand as of the date of suspension, and Buyer reasonably believes it needs to purchase outside coal and/or increased gas for Units 1 and

2 during the period of suspension, Seller shall reimburse Buyer for the cost of cover on such fuel purchases. Buyer shall use all reasonable efforts to mitigate such costs, and except as set forth in subsection (c) below, shall not be entitled to recover incidental or consequential damages under such circumstances. Buyer shall utilize gas in greater quantities only if the overall gas/coal blend is more economical than other outside coal alternatives that do not rely on increased gas. For purposes of determining the level of gas above which an increased usage will be measured, the base usage of gas shall be equal to 10percent of the total BTUs per two-hour period at Units 1 and 2. Any tons purchased from third parties shall be deducted from Requirements, Seller Delivery Obligations, and the Annual Minimum.

(b)    Seller's Right of First Refusal. Before committing to the outside purchase of coal and/or increased gas usage, Buyer will first give Seller a notice informing Seller of its opportunity to supply coal that will meet the applicable SO2 requirements.

(c)    Additional Incremental Costs. If a single suspension lasts for more than 120 consecutive calendar days (or if multiple suspensions occur and result in the purchase of outside coal and/or Seller's being obligated to reimburse Buyer for increased gas usage lasting more than 120 days in the aggregate in any five-year period), then during any suspension period thereafter Seller shall reimburse Buyer not only for its cost of cover as set forth in Subsection (a), above, but also for its direct incremental costs associated with purchasing and handling the substitute fuel and/or increased gas.

(d)     Performance Characteristics of Substitute Coal. In procuring substitute coal, Buyer will be procuring a single coal or multiple coals (on a blended basis) that perform in the Plant reasonably comparably to the coal mined and removed from the Mine and that result in reasonably comparable Plant operating and maintenance costs.

ARTICLE V
PRICE: PRICE ADJUSTMENTS

5.01     Pricing.

(a)    Purchase Price. The Purchase Price ("Purchase Price") per ton of coal to be paid by Buyer to Seller for each ton of coal delivered under this Agreement shall be the sum of (a) the Tier 1or Tier 2 Base Prices, as applicable, and as defined in Section 5.02 below, plus or minus
(b)    the adjustments provided in Section 5.03 applicable to such delivery, plus (c) the reclamation payment provided in Section 5.04. The Purchase Price as thus determined shall be subject to adjustment for BTU variations as provided in Section 5.06, penalties or premiums as provided in Sections 4.0l(f), 4.05 and 4.06, the Offsite Coal payment provided in Section 3.03(b), and the Reliability Deficiency Tonnage payment as provided in Section 3.09(e) ("Adjusted Purchase Price").

(b) Consideration Payment. Buyer agrees to pay Seller $8,945,000 in consideration of the price and terms under this Amendment. Payment will be made within ten (10) days after the execution of this Amendment by both parties.

5.02     Base Prices. The Base Prices established as of January l, 2010 shall be $****** per ton up to ****** tons ("Tier I") and $****** per ton for ****** to ****** tons (''Tier 2"). The Purchase Price effective on July l, 2010 shall be $****** per ton up to ****** tons ("Tier l") and $****** per ton for ****** to ****** tons ("Tier 2"), as set forth on Exhibit B, Schedule 4. The Base Prices are composed of the components and subcomponents in the manner described in Exhibit B, Schedules 1-4. The Base Prices are composed of the following "Escalated Components": (i) Medical, (ii) Labor and Benefits, (iii) Materials and Supplies, and (iv) the Composite Component. In addition, the Base Prices are composed of the following "Pass-Through Components": (i) Severance Tax, (ii) Ad Valorem Tax, (iii) Federal Black Lung Excise Tax, (iv) Federal Abandoned Mined Land Reclamation ("AML") Fee, (v) Royalties, and (vi) Depletion. Each of the Escalated Components and Pass Through Components is described in Section 5.03.

5.03    Adjustment from Base Prices to Calculate Purchase Prices.

(a)    The Escalated Components of the Tier 1 and Tier 2 Purchase Prices shall be adjusted quarterly from the Base Price, commencing April l, 2010, but first effective on July 1, 2010. The Pass Through Components of the Purchase Prices will be calculated monthly. Any tax, royalty, or fee comprising a Pass Through Component will be adjusted when the value or rate of that tax, royalty, or fee is changed by the person or governmental authority imposing the tax, royalty, or fee. The Tier 1 Purchase Price shall first be adjusted ac.; provided in this Section and Exhibit B, Schedules 1-4. The Tier 2 Purchase Price, without inclusion of its Pass Through Components, will then be adjusted in the same percentage increase or decrease as calculated in the adjustment to the Escalated Components of the Tier I Purchase Price. The Base Prices as so adjusted (i.e., the "Purchase Price") shall be applicable to any coal delivered after the effective date of the adjustment and shall remain in effect until the Purchase Price is again adjusted pursuant to this Section 5.03 or reset pursuant to Section 5.07.

(b)	The Escalated Component of the Base Price shall be adjusted as follows:

Medical The Medical component shall be increased or decreased quarterly effective January 1, April 1, July 1and October l of each year, commencing April 1, 2010, by the percent change in the indices from January 1, 2010, which indices are specified on Exhibit B, Schedules 1-4. The amount per ton of increase or decrease for this component shall be added to or subtracted from, as the case may be, the amount effective January 1, 2010 of such component, and the resulting amount shall determine the Medical component. A calculation is set forth in Exhibit B, Schedules 1-4.

Labor and Benefits. The Labor and Benefits component shall be increased or decreased quarterly effective January 1, April 1, July I and October 1of each year, commencing April 1, 2010, by the percent change in the indices from January 1, 2010, which indices are specified on Exhibit B, Schedules 1-4. The amount per ton of increase or decrease for this component shall be added to or subtracted from, as the case may be, the amount effective January 1, 2010 of such component, and the resulting amount shall determine the Labor and Benefits component. A calculation is set forth in Exhibit B, Schedules 1-4.

Materials and Supplies. The subcomponents comprising the Materials and Supplies component shall be increased or decreased quarterly effective January 1,

April 1, July l and October l of each year, commencing April l, 2010, by the percent change in the indices from January 1, 2010, which indices are specified on Exhibit B, Schedules 1-4. The amount per ton of increase or decrease for this component shall be added to or subtracted from, as the case may be, the amount effective January 1, 2010 of such subcomponent, and the resulting amount shall determine the Materials, Supplies component. A calculation is set forth in Exhibit B, Schedules 1-4.

Composite Component. The Composite Component shall be increased or decreased quarterly effective January 1, April 1, July 1 and October 1 of each year, commencing April l, 2010, by the percent change in the indices from January 1, 2010, which indices are specified on Exhibit B, Schedules 1-4. The amount per ton of increase or decrease for this component shall be added to or subtracted from, as the case may be, the amount effective January I, 2010 of such component, and the resulting amount shall determine the Composite Component. A calculation is set forth in Exhibit B, Schedules 1-4.

The weighting of the Escalated Components shall be as follows, unless subsequently modified as provided in Section 5.07.

Labor & Benefits	******
Medical	******
Materials & Supplies	******
Composite Component	******

(c)	Laws and Regulations Other than Government Impositions.

(1)    Seller certifies that, to the best of its knowledge, the Mine is in good faith, material compliance with all laws, orders, rules and regulations applicable to the Mine (collectively the "Law'') as of January 1, 2010, as well as with Law passed, adopted or promulgated as of January l, 2010 but to go into effect at a later date.

(2)    The Purchase Price shall be increased or decreased in the same amount that the cost per ton of mining and delivering coal is increased or decreased by the effect of reasonable expenditures required to comply with any new or revised Law effective after January l, 2010 or any new or revised interpretation of any existing Law, which interpretation becomes effective after January 1, 2010 (a "Change"), including any Change that affects labor-related benefits or taxes, sales taxes, transaction taxes, resource taxes, excise taxes, use taxes, property taxes, ad valorem taxes or severance taxes (other than and in addition to the Wyoming Ad Valorem Tax and Severance Tax described in Section 5.03(d)(3)), royalties, reclamation costs and fees, mine closing costs, mine health and safety costs, crime control costs, solid and hazardous waste control costs, and pollution control costs, but excluding any Change that affects the items described in Section 5.03(d) (which are addressed exclusively by Section 5.03(d)), any tax levied with respect to Seller's income such as corporate franchise and income taxes or any Change related to reclamation or mine closure costs (which are addressed exclusively in Section 5.04). Any such increased cost per ton also shall include an amount that reasonably compensates Seller for its having to employ capital to provide Seller a reasonable return on all capital employed by Seller to comply with such Change.

(3)    Either party may request an adjustment pursuant to this Section 5.03(c) by submitting to the other party reasonably detailed documentation sufficient to allow determination of the amount and effective date of the adjustment. The adjustment shall be effective from the date on which Seller accrued additional costs or decreased previous costs under generally accepted accounting principles.

(4)    If the parties are unable to agree on the amount and effective date of the adjustment within ninety (90) days of submission of such documentation, the matter shall be resolved in accordance with Article XII.

(5)    Seller shall consult with Buyer concerning any government action that causes Seller to incur additional costs under this Section 5.03(c) or under Section 5.03(d). Seller will proceed with a contest of such action if the parties mutually agree that it would be prudent to do so based on a reasonable likelihood of succeeding in the contest and the economic impact, absent such contest, on the Purchase Price. Seller will proceed with an appeal or defend an appeal of any such initial contest if the parties mutually agree that it would be prudent to proceed with such an appeal or defense of an appeal based on a reasonable likelihood of succeeding in the appeal or defense and the economic impact, absent such appeal or defense, on the Purchase Price.

(d)	Government Impositions. The Purchase Price shall be increased or decreased in the same amount that the cost per ton of mining and delivering coal is increased or decreased by the effect of reasonable expenditures required to comply with any Change affecting the following government impositions:

(1)    Federal Black Lung Excise Tax. The Purchase Price shall be increased or decreased by the amount that the cost per ton of mining coal is greater or less than $****** per ton for surface-mined coal, which is Seller's actual cost net of rebates, credits, etc. for such component, by reason of excise tax payments under any applicable law to provide compensation for black lung disease:

(2)    Abandoned Mine Land Reclamation Fee. The Purchase Price shall be increased or decreased by the amount by which the Abandoned Mine Land Reclamation Fee is greater or less than $****** per ton for surface-mined coal, which is Seller's actual cost net of rebates, credits, etc. for such component.

(3)    Wyoming Ad Valorem Tax and Severance Tax. The Purchase Price shall be adjusted for the Wyoming Ad Valorem Tax and Severance Tax as a direct pass-through. A calculation is set forth in Exhibit B, Schedule 1-4.

In addition, such increased or decreased cost per ton shall include, without limitation, royalties, fees and other taxes (sales, transaction, resources, excise, use, general property, ad valorem. conservation, severance, processing, occupation and transportation). No change in the Purchase Price shall be made under this Section 5.03(d) for corporate income or franchise taxes. Seller shall pass through all Government Impositions as set forth in this Section 5.03 monthly based on actual mining volumes for the month, including any retroactive adjustments, interest, penalties (other than those resulting from Seller's gross negligence or willful misconduct) and other related costs.

(e)	Royalties and Depletion Fee.

Seller shall calculate the royalty component monthly based on actual mining volumes and this royalty component shall be based on the royalty that would be paid on tons delivered at the respective Purchase Prices by Tier as shown on Exhibit B, Schedules 1-4, which exclude the adjustment for BTU variations as provided in Section 5.06, penalties or premiums as provided in Sections 4.0l(f), 4.05 and 4.06, the Offsite Coal payment as provided in Section 3.03(b), and the Reliability Deficiency Tonnage payment as provided in Section 3.09(e).

For coal mined from fee lands, Buyer shall pay Seller a fixed amount of $****** per ton for depletion on the fee coal (the "Depletion Fee"). Seller shall calculate the Depletion Fee monthly based on its actual mining volumes for the month.

For purposes of calculating the royalty component and the Depletion Fee, production shall be allocated to each property by month on a weighted basis based on the total tons mined by Seller at the Mine during that month and the location from which such tons are mined.
Hypothetical calculations are set forth in Exhibits B, Schedule 1-4.

(f)    Sorenson Tipple Cost. Commencing January 1, 2010, the Composite Component includes an amount to compensate Seller for the Sorenson Tipple move cost.

5.04    Reclamation Payment. The cost of reclamation and mine closure costs at the Mine are included in the current Purchase Price. Buyer and Seller acknowledge that Buyer shall have no liability for reclamation obligations previously accrued by Seller at the Mine. Buyer shall pay Seller its proportionate share, based on the ratio of tonnage delivered under this Agreement and the Prior Agreement to all tonnage mined at the Mine from December 30, 1957, of any increased reclamation costs at or with respect to the Mine resulting from Seller's having to comply with any Change; provided, however, that Buyer shall not be required to pay Seller for any increased reclamation costs at or with respect to Pit 1-UD at the Mine, if such increased costs arise directly out of Pit 1-UD's having lost its designation as a special bituminous coal mine under federal or state law because of actions taken by Seller.

5.05    Use of Indices. To calculate adjustments for those price components and subcomponents that are adjusted according to changes in published indices, the following procedure shall be used:

(a)    Timing. Except for the Medical and the Labor and Benefits components, the index values used for billing in any quarter shall be first published values for the second month preceding the date of the adjustment (e.g., the February index value shall be used for the April 1 adjustment). For the Medical and Labor and Benefits components, the medical care and average hourly earnings values used for billing in any quarter shall be the first published value for the third month preceding the date of the adjustment (e.g., the January index value shall be used for the April I adjustment).

(b)    Replacement Indices, All indices used in this Agreement are set forth in Exhibits B, Schedule 1-4. A key to the indices used in Exhibit B is attached as Exhibit G. If any index or any revision or equivalent of that index ceases to be published by any federal agency, the parties shall mutually select a substantially equivalent index which, after necessary adjustment, if any, provides the most reasonable substitute for such index.

(c)    Roundings. Adjusted components and subcomponents shall be calculated to four decimal places and rounded to three. Decimals of .0005 or more shall be rounded up to .001 and decimals of less than .0005 shall be rounded down to .000.

5.06    BTU Variations. The Purchase Price per ton is based on coal having ****** BTUs per pound as received at the Point of Delivery. If the weighted average calorific value ("ACV") of the coal delivered in any month differs from ****** BTUs per pound, the total Purchase Price paid for coal in that month shall be adjusted by adding or subtracting, as appropriate, the applicable "ACV Adjustment," calculated as follows:

For Low Sulfur Coal
ACV Adjustment    =    [WL(PL)] [(QA-H - ******) / ******)]

Where:

WL = tons of Low Sulfur Coal delivered in such month.
PL = The Purchase Price for such coal.

QAL = Actual weighted average "as-received" BTU per pound for such coal delivered during the month.

For High Sulfur Coal

ACV Adjustment    =    [WH(PH)] [(QA-H - ******) /******)]

Where:

WH    = tons of High Sulfur Coal delivered in such month.
PH    = The Purchase Price for such coal.

QAH = Actual weighted average "as-received" BTU per pound for such coal delivered during the month.

For purposes of this Section 5.06 and Section 6.01, ''Low Sulfur Coal" shall mean coal delivered by Seller to Units I and 2, but excluding coal diverted pursuant to Section 4.02(g), and "High Su1fur Coal" shall mean coal delivered by Seller for Unit 3 and coal diverted pursuant to Section 4.02(g). For the period from January 1, 2013 to December 31, 2016, the Purchase Price shall be subject to the same ACV Adjustment for single stream deliveries. During those months when coal is delivered at different prices due to changes in tiers or changes in severance taxes, Seller shall invoice Buyer separately for each Purchase Price applicable during such month, and ACV Adjustments shall be calculated for each Purchase Price determined pursuant to Section 5.03, based on the actual weighted average BTUs per pound for such coal received during that month.

No rounding shall be done in the calculation of the ACV Adjustments.

The penalties or premiums as provided in Sections 4.01(f), 4.05 and 4.06, the Offsite
Coal payment as provided in Section 3.03(b), and the Reliability Deficiency Tonnage payment as provided in Section 3.09(e) are not subject to the ACY Adjustment.

5.07	Purchase Price Reset.

Effective January 1 of calendar years 2013 and 2016, the parties shall reset the Tier 1 and Tier 2 Purchase Prices based on Seller's actual mining costs for the prior calendar year. Seller's mining costs shall be determined using generally accepted accounting principles consistently applied and shall be allocated in a manner consistent with the components and allocations used to generate Seller's mining costs shown on Exhibit P, unless otherwise agreed in writing by the Parties. Seller shall provide its mining costs for the previous calendar year (i.e., calendar years 2012 or 2015, as the case may be) to Buyer on or before January 15 of 2013 and 2016. The total actual mining costs shall be divided by actual tons sold by the Mine in that prior calendar year to establish the per ton cost. The escalated corporate overhead component and the escalated return component as illustrated on Exhibit C, Schedule 3, will be added to the cost per ton calculated above as part of the average per ton cost described on Exhibit C, Schedule 3 as Subtotal Cost 2012. In addition, the recovery charge for the relocation of the Sorenson Tipple will be $****** at the time of price reset and will be added to the average per ton cost. This total average per ton cost will then be multiplied by ****** and then divided by actual BTUs per ton delivered to all customers in that prior calendar year to determine the total mine cost in dollars per ton (described as "Total Mine Cost $/Ton for ****** Btu/lb Coal" on Exhibit C Schedule 3). The difference between the total mine cost in dollars per ton and the Escalated Average Purchase Price (as described on Exhibit C, Schedules 1 and 2) as of January 1of the year of the reset shall be used to calculate a new component which shall be used to determine the adjustment of the Purchase Price, as illustrated on Exhibit C, Schedules 1 and 4 (the "Price Reset Component"). For the January 1, 2013 reset, the maximum Average Purchase Price shall not exceed 108 percent of the Escalated Average Purchase Price that would otherwise apply as of January l, 2013 through the quarterly adjustments, as described on Exhibit C, Schedules 1 and 2. The minimum average Purchase Price before apportioning it to the Tier 1 and Tier 2 tons shall be $******. As an example, the reset Purchase Price will be determined for Tier 1and the Tier 2 price as illustrated on Exhibit C, Schedule 4.

The Purchase Price Reset for 2016 shall be determined using the same methodology as the 2013 reset, but the 2016 reset price shall not be subject to any maximum or minimum. At the time of the 2016 Purchase Price Reset, Seller shall have the right to reweigh the indexed components in order to more accurately reflect Seller's changed or reasonably anticipated change in cost structure.

If, upon receipt of mine cost information from Seller in 2016, Buyer reasonably determines either (i) that the Purchase Price established through the Purchase Price Reset provision in this Section 5.07 is not competitive on a BTU delivered basis with other coal of comparable quality or (ii) that Seller's mining costs have unreasonably increased, then Buyer shall have an option of terminating the 2017 Agreement as of December 31, 2016. Buyer will provide to Seller evidence to support Buyer's determination. Any dispute concerning the reasonableness of Buyer's determination will be resolved pursuant to Article XII of this Agreement. Buyer must exercise this option on or before March 31, 2016. If Buyer exercises its option to terminate the 2017 Agreement, the Tier 1 and Tier 2 Purchase Prices for calendar year 2016 shall be adjusted through the entirety of calendar year 2016 pursuant to Section 5.03. If the Buyer exercises its option to terminate the 2017 Agreement, then the Stub Year shall be treated as one-half a Contract Year, and December 31, 2016 shall be treated as the end of a Contract Year. All obligations, calculations, and numeric standards shall be prorated for one-half a Contract Year for the Stub Year.

ARTICLE VI
BILLING AND PAYMENT

6.01    Invoices. Seller shall invoice Buyer monthly for coal delivered during the immediately preceding month. Seller shall render separate invoices for Low Sulfur Coal and High Sulfur Coal, as those terms are defined in Section 5.06 for deliveries through December 31, 2012. Billings shall be made by fax or other electronic means that produce a hard copy of the invoice and confirmed by regular mail. AH invoices shall be reasonably complete in detail and shall indicate, among other pertinent matters, lot numbers covered by the invoice, delivery dates, tonnages and qualities delivered, and the adjustments to the Purchase Price and any premiums or penalties, with reasonable supporting documentation. Buyer shall pay Seller by wire transfer to the following account or to any other account designated by notice from Seller to Buyer, within ten (10) days after receipt of a hard-copy invoice, the full amount of the invoice:

******
******
******
******
(Reference: Chevron Mining Inc.)

All invoiced amounts shall be subject to subsequent adjustment wherever this Agreement specifically so provides.

6.02    Adjustments. The parties recognize that at the time each invoice for coal is prepared it may not be possible to calculate definitively the costs and other price adjustment factors applicable to the shipment for which the invoice is rendered. Each invoice will therefore be based upon the most current data reasonably available at the time of invoicing. Upon receipt of information permitting determination of price adjustments, Seller shall prepare and furnish to Buyer a supplemental invoice reflecting that information. Seller or Buyer shall, within ten (10) days after receipt of the supplemental invoice by fax or other electronic means that produce a hard copy of the invoice and confirmed by regular mail, credit or pay, as appropriate, the sum required by the invoice.

ARTICLE VII
RECORDS AND AUDITS

7.01    Accounting Audit.

(a)    Buyer's Accounting Audit. Buyer shall have the right to examine and audit, from time to time at reasonable times, but not more than once each calendar year, Seller's records and books of account relating to determination of the price adjustments pursuant to Article V. Each invoice not disputed by Buyer within two (2) years of the date of Seller's original delivery of such invoice to Buyer shall be deemed correct, and Buyer shall have waived any claim with respect to such invoice. In addition, Buyer may audit the calculation of Seller's mining costs for calendar years 2012 and 2015 provided pursuant to Section 5.07. The audit of mining costs related to the price reset shall be completed on or before March 31 of 2013 or 2016 as the case may be. Each cost calculation or determination not disputed by the end of the audit period shall be deemed to be correct.

(b)    Seller's Accounting Audit. Seller shall have the right to examine and audit, from time to time at reasonable times, but not more than once each calendar year, Buyer's records and books of account relating to determination of Requirements and any records and books of accounting related to Buyer's cost of cover arising under Sections 3.05 and 4.09. Ea.ch determination of Requirements not disputed by Seller within ninety (90) days after the end of the subject Contract Year shall be deemed correct and Seller shall have waived any claim with respect to such determination. Each determination of cost of cover not disputed by Seller within two years after the end of the subject Contract Year shall be deemed correct, and Seller shall have waived any claim with respect to such determination.

7.02    Adjustments and Payments. If any audit pursuant to Section 7.01 discloses that an overpayment or an underpayment has been made or an adjustment to Requirements or mine costs should be made, the amount of the overpayment or underpayment or adjustment shall promptly be paid to the party to whom it is owed by the other party plus interest from the date of the over or under payment at the then prevailing prime interest rate quoted by Morgan Guaranty Trust Company. However, if either party disagrees with any matter pertaining to the audit and if the parties cannot resolve the disagreement between themselves, either party may have the matter(s) resolved in accordance with Article XII.

7.03    Examination of Records. Seller and Buyer shall each have the right at all reasonable times, upon written notice to the other, to examine the records kept by the other of the weights and analyses of the coal delivered under this Agreement, provided that all such weights and analyses not disputed by Seller or Buyer within two (2) years of the date the weighing or analysis was performed shall be deemed correct, and the parties shall have waived any claim with respect thereto.

ARTICLE VIII
EXCUSE

8.1    General.

(a)    Excuse from Performance. Whole or partial failure of Seller to mine or deliver, or of Buyer lo accept or consume coal under this Agreement shall be excused and shall not constitute a breach of this Agreement if such failure is beyond the reasonable control of the party so railing and occasioned by an act of God or the public enemy, fire, explosion, strikes, car supply, flood, drought, war, riots, civil commotion, sabotage, accident, embargo, governmental priority, requisition or allocation or other action of any governmental or military authority, or occasioned by interruption of or delay in transportation provided by third parties, inadequacy or shortage or failure of supply of equipment or materials, breakdowns (including without limitation, breakdown of analyzers or coal reclaiming equipment), labor dispute, or by compliance with any government order or request or any order or request of any officer, department, agency, or committee of the United States Government or any state government, or by compliance with any Change or Law (including the Clean Air Act Amendments of 1990), or by any other circumstances of like or different character beyond the reasonable control of the party so failing, whether foreseeable or unforeseeable (''Excuse").

(b)    Labor Disputes. Nothing in this Agreement shall be deemed to obligate Buyer or Seller to forestall or settle any strike, lock-out or other labor dispute against its will.

8.02        Notice. A party affected by an Excuse event shall use reasonable efforts to overcome the event as promptly as possible and shall notify the other party of the event within fifteen (15) days of its occurrence. The notice shall (a) describe the Excuse event in reasonable detail, (b) explain why the Excuse event was not reasonably within the control of the affected party and could not have been prevented or overcome by the exercise of reasonable diligence, and (c) state the expected duration of the Excuse event. If a party fails to give notice of an Excuse event within this 15-day period, the Excuse event will excuse only performance due on or after the date on which the notice is actually received by the other party.

8.03    Substitute Purchases and Sales.

(a)    Substitute Purchases. If Seller fails to deliver coal because of an Excuse event, Buyer shall have the right to buy elsewhere coal otherwise committed to this Agreement in the amount that Seller fails to deliver. To assure a reliable source of supply, Buyer may enter into a coal supply agreement to purchase such amount o-f committed coal for a term not to exceed the expected duration of the Excuse event, and Buyer shall be excused from accepting an equivalent amount of coal under this Agreement until the terms of such other coal supply agreement are satisfied; provided, however, that the amount of such committed coal purchased by Buyer shall be consistent with Buyer's historical take and historical stockpile(s) during the period(s) of the year that the Excuse event is expected to last. Nothing in this Section 8.03(a) shall limit Seller's option to provide Buyer with substitute coal as provided in Section 2.02.

(b)    Substitute Sales. If Buyer fails to accept coal because of an Excuse event, Seller shall have the right to sell elsewhere coal in the amount that Buyer fails to accept. To assure a reliable market for the coal, Seller may enter into a coal supply agreement to sell such amount of committed coal for a term not to exceed the expected duration of the Excuse event, and Seller shall be excused from delivering an equivalent amount of coal under this Agreement until the terms of such other coal supply agreement are satisfied. However, the amount of such committed coal sold by Seller shall be consistent with Buyer's historical take and historical stockpile(s) during the period(s) of the year that the Excuse event is expected to last.

8.04    Pro Rata Apportionment. If Seller's performance is excused by an Excuse event, Seller may, for the duration of the Excuse event, apportion the available coal pro rata among Seller's other coal customers and Buyer, taking into account projected deliveries and the quantities that have historically been delivered to Buyer and to such other customers during the period(s) of the year that the Excuse event is expected to last, provided, however that where the Excuse event also gives Seller the right to declare that it is excused from performance under its agreement with any of its other coal purchasers and where Seller fails to notify any of the other purchasers of the event within the 15 day period set forth in Section 8.02, Seller shall not be entitled to apportion the available coal until Seller has so notified all other purchasers.

8.05	No Make-up. Any deficiencies in coal deliveries or takes caused by an Excuse event shall not be made up except by mutual consent.

8.06    Calculation of Excuse Tons. The determination of tons affected by an Excuse event for the purpose of Section 5.02(a) shall be calculated by taking the total deliveries over the previous thirty-six (36) months unaffected by Excuse events divided by the number of delivery days in the previous thirty-six (36) months unaffected by Excuse events to arrive at a daily average rate of deliveries. The daily average shall then be multiplied by the number of delivery days covered in the Excuse event to arrive at the excused tons. The excused tons shall reduce on a pro-rata basis the quantities contained in the two pricing tiers specified in Section 5.02(a) based upon and subject to the Annual Maximum.

ARTICLE IX
SUCCESSORS AND ASSIGNS

9.01    Assignment. This Agreement shall inure to the benefit of and bind the parties and their respective permitted successors and assigns, provided, however that this Agreement may not be assigned or otherwise transferred by either party without the written consent of the other party (which consent shall not be unreasonably withheld). Any assignment without such consent shall be void. Such consent shall not be required for assignment or transfer by a party to an affiliate controlled by that party or to an affiliate under common control with the party or to a party purchasing substantially all of the assets constituting the Plant or the Mine.

9.02    Assumption by Assignee. If a transfer or assignment is consented to as provided in Section 9.01, the assignee shall assume in writing all of the obligations of the assigning party under this Agreement. Neither such assumption nor the other party's consent to assignment shall relieve the assigning party of any of its obligations under this Agreement, it being understood that each party shall in all respects remain fully obligated and responsible for the performance of its obligations under this Agreement unless and until expressly released in writing by the other party. Upon request, the other party shall release the assigning party of all future obligations under this Agreement if the other party determines in its sole discretion reasonably exercised that that the assignee is able to perform all of the assigning party's obligations under this Agreement. The other party's determination of the proposed assignee's ability to perform shall be based upon all facts material to such a decision, including, but not limited to, the adequacy of the assignee's financial condition and the assignee's reputation and experience in the industry.

ARTICLE X
NOTICES

All notices and other communications relating to this Agreement shall be in writing except where another form of notice is expressly authorized by this Agreement and shall be effective when received by the authorized representative of the other party designated below. Notices sent by facsimile shall be considered written notices.

To Seller:    Chevron Mining Inc.
P. 0. Box 6518
Englewood, CO 80155-6518 Attention: Senior Vice President Facsimile: (303) 930 4219

To Buyer:    PacifiCorp
Suite 310
1407 West North Temple Salt Lake City, UT 84116
Attention: Vice-President, Fuels Facsimile: (801) 220 4725

Either party shall have the right to change its address by giving written notice of such change to the other party.

ARTICLE XI
NONWAIVER: CUMULATIVE REMEDIES

11.01     Nonwaiver. The failure of either party to require strict performance of any provision of this Agreement by the other party, or the forbearance to exercise any right or remedy under this Agreement, shall not be construed as a waiver by such party of the right to require strict performance of any such provision or the relinquishment by such party of any right or remedy it might have with respect to any subsequent breach of such provision.

11.02    Remedies Cumulative. Except as expressly provided in Section 4.04, each remedy specifically provided for under this Agreement shall be taken and construed as cumulative and in addition to any other remedy provided for in this Agreement or by law or equity, including, but not limited to, actions for specific performance.

ARTICLE XII
RESOLUTION OF DISPUTES: ARBITRATION

12.01    Agreement to Arbitrate. If any controversy arises under this Agreement as to which Buyer and Seller are unable to effect a satisfactory resolution, it shall be submitted to arbitration in accordance with the terms and provisions of this Article XII and in accordance with the provisions of the Federal Arbitration Act (Title 9 of the United States Code). The provisions of the Federal Arbitration Act, as from time to time amended and in effect, will be followed to the extent they are not inconsistent with the provisions of this Agreement.

12.02    Submission to Arbitration and Selection of Arbitrators. Any dispute or controversy arising under this Agreement shall be submitted to arbitration in the following manner. The party demanding arbitration shall give to the other notice in writing of the demand, naming in the notice a person selected as an arbitrator by the party giving the notice; the other party shall within 15 (fifteen) days after receipt of such notice give notice in writing to the party demanding the arbitration, naming a person as arbitrator selected by it. lf the party served with the original notice fails within 15 (fifteen) days to notify the other party of the arbitrator selected by it, the party giving the original notice may, by notice in writing served upon the other, name a second arbitrator. The two arbitrators so selected shall within 15 (fifteen) days after the appointment of the second arbitrator meet and select a third arbitrator. The parties shall instruct the three arbitrators to promptly select a place for a hearing and fix a prompt date on which to hold the hearing. If the two arbitrators so chosen, cannot agree upon the third arbitrator, any Judge of the District Court of the United States for the District of Wyoming may upon request of the arbitrators, or either of them, appoint the third arbitrator. Failing such appointment, the third arbitrator may be appointed by an appropriate proceeding in the district court in and for Lincoln County, Wyoming. If in any pending arbitration under this Agreement, any arbitrator, or successor or substitute arbitrator, should die or for any reason be unable or unwilling to act, his successor shall be appointed as he was appointed, and the successor or substitute arbitrator, as to all matters then pending, shall act the same as if he had been originally appointed as an arbitrator. The award of any two of the three arbitrators so chosen shall be final and finding upon both parties. Neither party shall be entitled to, and the award shall not contain, any incidental or consequential damages or punitive damages based upon a breach of this Agreement. However, this shall not preclude an award to Buyer that includes direct incremental costs associated with the purchasing and handling of any substitute fuel and/or increased gas usage, nor shall it preclude an award of punitive damages to either party based upon tort. Each party shall bear the expense of preparing and presenting its own case and the expenses of its own arbitrator, and shall pay one-half of the expenses of the third arbitrator.

12.03    Disputes under Section 5.03(c). Disputes arising under Section 5.03(c) shall be submitted to a mutually agreeable mining engineer or other appropriate coal industry professional. The parties shall instruct the mining engineer or coal industry professional to determine the adjustments at issue, and that determination shall bind the parties. The parties shall share equally the cost of the mining engineer or coal industry professional. If the parties are unable to mutually agree upon a mining engineer or coal industry professional within 30 (thirty) days after either party proposes to the other a mining engineer or coal industry professional to decide a Section 5.03(c) dispute, either party may submit the dispute to arbitration in accordance with the provisions of Sections 12.01 and 12.02.

ARTICLE XIII
MISCELLANEOUS

13.01    Applicable Law. This Agreement shall be construed in accordance with laws of the State of Wyoming.
13.02    Headings Not to Affect Construction. The headings to the respective sections and paragraphs of this Agreement are inserted for convenience and are neither to be taken to be any part of the provisions of this Agreement nor to control or affect their meaning, construction, or effect.

13.03    Entire Agreement: Termination of Prior Agreement: Amendments. This Agreement and the 2017 Agreement (including all Forms and Exhibits referred to in this Agreement) contain the final and entire Agreement concerning the subject matter between the parties, and there are no other understandings, representations, or Agreements between the parties, or either of them, with respect thereto. The Prior Agreement is terminated and superseded by this Agreement in all respects. This Agreement may not be amended except by an instrument in writing signed by a duly authorized representative of each party.
13.04    Severability. If any provision of this Agreement is declared invalid or unenforceable, all other provisions of this Agreement shall nevertheless remain in full force and effect.

13.05    Confidential Information. "Confidential Information" means all information (including business, technical and other information), data, knowledge, works and ideas that are designated in writing as confidential and provided or made available by one party (the "Disclosing Party") to the other party (the "Receiving Party") either orally, visually, by document, electronic mail, computer disks, magnetic tape, or by any other manner, whether directly or indirectly, for the purposes of this Agreement, but does not include information that is any of the following:

(a)    Available generally to the public, as evidenced by printed publication or similar proof, through no act or omission of the Receiving Party;

(b)    Available to the Receiving Party on a non-confidential basis prior to its receipt from the Disclosing Party;

(c)    Independently made available to the Receiving Party by a third party with a legal right to disclose that information without restriction.

Detailed information shall not be excluded from the definition of Confidential Information merely because it is embraced by more general information excluded under (a), (b) or (c) above. Combinations of items shall not be so excluded unless the combination itself and its principle of operation fall within (a), (b) or (c) above.

The Receiving Party shall treat Confidential Information as valuable, proprietary and confidential information and shall not disclose, and shall ensure that the Receiving Party and its affiliates who actually receive the Confidential Information do not disclose, any Confidential Information to any other person without the prior written consent of the Disclosing Party.

The Receiving Party may disclose Confidential Information to subcontractors and employees of the Receiving Party or its subcontractors, but only to the extent that those Persons need to know the Confidential Information for purposes of this Agreement; to professional advisors of the Receiving Party or its subcontractors, but only to the extent necessary for the provision of professional advice needed by the Receiving Party or its subcontractors or subcontractors for the performance by Buyer in relation to this Agreement.

If the Receiving Party or its subcontractors or any other person who receives Confidential Information (directly or indirectly) through the Receiving Party is required by law or by lawful order of any administrative or judicial proceeding to disclose any Confidential Information, or any person applies for an order against them for the disclosure of Confidential Information, the Receiving Party shall provide Seller with prompt notice of this requirement or application so that the Disclosing Party may seek a protective order. If a protective order or other remedy is not obtained, the Receiving Party will furnish, and will ensure that the other person required to disclose Confidential Information will furnish, only that portion of the Confidential Information which, in the reasonable opinion of Disclosing Party, is required to be disclosed.

The Receiving Party shall use, and shall ensure that all other persons who receive Confidential Information (directly or indirectly) through the Receiving Party use, Confidential Information (including Confidential Information which is learned, discovered, developed or created by affiliates of the Disclosing Party) only for the purpose of performing under this Agreement.

13.06    Conflicts of Interest. Conflicts of interest relating to this Agreement are strictly prohibited. Except as otherwise expressly provided herein, neither party nor any director, employee, or agent of the party, its subcontractors or suppliers, shall give to or receive from any director, employee, or agent of the other party any gift or entertainment of significant value or any commission, fee, or rebate. Likewise, neither party nor any director, employee, or agent of the party shall knowingly enter into any business relationship with any director, employee, or agent of the other party, unless such person is acting for and on behalf of the other party, without prior written notification thereof to the other party. Seller and Buyer shall each have the right at its own expense, and for up to two years after the completion of any Contract Year, to audit records of the other party created during the applicable Contract Year that the parties mutually and reasonably agree are relevant to compliance with this Section.

13.07    Defined Terms. An index of terms defined in this Agreement is attached as Exhibit H.

13.08    Exhibits. Schedules and Forms. Numbers and calculations in the attached forms, and in those exhibits and schedules designated as "examples" are not actual numbers but are offered only by way of example. Although this Amendment is effective July 1, 2010, certain exhibits and schedules calculate prices and other values beginning January 1, 2010. The parties have created Excel spreadsheets to generate and operate under the exhibits, schedules and forms attached to this Agreement. Davis Graham Stubbs LLP and Stoel Rives LLP, as counsel for Seller and Buyer respectively, have each retained in escrow a disk with a copy of the Excel spreadsheets used to generate the exhibits, schedules and forms, and shall make such disks available to the parties should any dispute arise concerning the calculations, formulas and information in the exhibits, schedules and forms.

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Coal Supply Agreement to be executed on the dates shown below but as of the 1st day of July, 2010.

Chevron Mining Inc.	Pacificorp
By: /s/ Frederick Nelson	By: /s/ Michael G. Dunn
Name: Frederick Nelson	Name: Michael G. Dunn
Title: President	Title: President

September 1, 2010	September 1, 2010

Forms

A-1	Form of Initial Estimate
****** Fully Redacted

A-2	Form of Final Estimate

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A-3	Form of Monthly Report

****** Fully Redacted

Exhibit A
Examples

****** Fully Redacted

Exhibit B Pricing Schedules
Schedule B-1:Tier Pricing Calculation For Price Calculated as of January 1, 2010
****** Fully Redacted

Schedule B-2:Tier Pricing Calculation For Price Calculated as of February l, 2010
****** Fully Redacted

Schedule B-3: Tier Pricing Calculation For Price Calculated as of April 1, 2010
****** Fully Redacted

Schedule B-4:Tier Pricing Calculation For Price Effective July 1, 2010
****** Fully Redacted

Exhibit C

Pricing Reset Schedules

Schedule 1: January 1, 2013 Price Reset Example
****** Fully Redacted

Schedule 2:	Tier Pricing Calculation Example For Price Effective January 1, 2013 - EAPP Prior to Reset Calculation
****** Fully Redacted

Schedule 3: Example of Methodology Used to Calculate Kemmerer Mine Cost for Calendar Year 2012
****** Fully Redacted

Schedule 4:    Example - Changing Pricing Model to Reflect January 1, 2013 Reset Purchase Price
****** Fully Redacted

Exhibit D
January l, 2016 and January 1, 2019 Price Reset Example
****** Fully Redacted

Exhibit E
Over/Under Account Examples
****** Fully Redacted

Exhibit F
Kemmerer Mine Gross Profit Statement as of December 31, 2009
****** Fully Redacted

Exhibit G
Key to Indices
****** Fully Redacted

Exhibit H

Index to Defined Terms

Definitions. As used in the Agreement, the following terms shall have the following meanings unless otherwise indicated:
"1992 Agreement" has the meaning set forth in the Recitals of this Agreement.
"2016 Stub Year Tons" has the meaning set forth in Section 3.02(a).
''2017 Stub Year" has the meaning set forth in Section 3.02(b).
"2021 Stub Year" has the meaning set forth in Section 3.02(b).
"∆ Inventory Tons" has the meaning set forth in Section 3.02(t).
“AAA" shall mean the American Arbitration Association.
"ACV" shall mean the average caloric value.
"ACV Adjustment" has the meaning set forth in Section 5.06.
"Adjusted Purchase Price" has the meaning set forth in Section 5.0l(a).
"Agreement" bas the meaning set forth in the preamble of this Agreement and shall mean this Coal Supply Agreement.
"AMC" has the meaning set forth in Section 5.02(b).
"Annual Minimum" has the meaning set forth in Section 3.02(c).
"Annual Maximum" has the meaning set forth in Section 3.02(d).
"ASTM" shall mean the American Society for Testing Materials.
"Batch" has the meaning set forth in Section 4.02(b).
"Base Price" has the meaning set forth in Section 5.02.
"BTU" or "Btu" shall mean a British thermal unit.
"Buyer" has the meaning set forth in the preamble of this Agreement.
"Buyers' Requirements" has the meaning set forth in Section 3.02(f).
"Change" has the meaning set forth in Section 5.03(c)(2).
"Composite Component" has the meaning set forth in Section S.03(b).
“Confidential Information" has the meaning set forth in Section 13.05.
"Contract Year" has the meaning set forth in Section 3.02(b).
''Delivery Obligation" has the meaning set forth in Section 3.02(t).
"Depletion Fee" has the meaning set forth in Section 5.03(e).

"Disclosing Party" has the meaning set forth in Section 13.05.
"Effective Date" has the meaning set forth in the Preamble to this Agreement.
"Ending Target Inventory" has the meaning set forth in Section 3.02(e).
"Escalated Components" has the meaning set forth in Section 5.02(b).
"Excuse" has the meaning set forth in Section 8.0l(a).

"Pinal Estimate" has the meaning set forth in Section 3.03(b).
"Forecast Requirements" has the meaning set forth in Section 3.09(b).
"High Sulfur Coal" has the meaning set forth in Section 5.06.
"Initial Estimate" bas the meaning set forth in Section 3.03(a).
"Joint Task Force" has the meaning set forth in Section 4.08.
"Labor & Benefits" has the meaning set forth in Section 5.03(b).
"Law" has the meaning set forth in Section 5.03(c).
"Low Sulfur Coal" has the meaning set forth in Section 5.06.
"Make Up Limit Chart" shall mean the chart in Section 3.09(d).
"Materials and Supplies" has the meaning set forth in Section 5.03(b).
"Medical" has the meaning set forth in Section 5.03(b).
"Mine" has the meaning set forth in Section 2.01.
"MMBTU" means one-million British thermal units.
"Net ROT' has the meaning set forth in Section 3.02(f).
"Offsite Coal" has the meaning set forth in Section 3.02(f).
"Over MMBTU" has the meaning set forth in Section 3.04(c).
"Party'' or "Parties" has the meaning set forth in the preamble of this Agreement.
"Pass-Through Component" has the meaning set forth in Section 5.02(b).
"Plant" has the meaning set forth in the Recitals of this Agreement.
"Plant Tons" has the meaning set forth in Section 3.02(f).
"Point of Delivery" has the meaning set forth in Section 3.06.
"Predelivery Tons" has the meaning set forth in Section 3.04(b) .
"Prior Contract Year Predelivery Tons" has the meaning set forth in Section 3.02(t).
''Prior Contract Year Shortfall Tons" has the meaning set forth in Section 3.02(t).
''Purchase Price" bas the meaning set forth in Section 5.03(a).
"Receiving Facilities" has the meaning set forth in Section 3.09(a).
"Receiving Party'' has the meaning set forth in Section 13.05.
"Reliability" has the meaning set forth in Section 3.09(b).

"RDT' or "Reliability Deficiency Tonnage" has the meaning set forth in Section 3.09(b).
"Reliability Deficiency Tonnage Chart" is the chart located in Section 3.09(b).
"Requirements" has the meaning set forth in Section 3.02(f).
"Seller" has the meaning set forth in the preamble of this Agreement.
"Shortfall Tons" has the meaning set forth in Section 3.04(a).
"SO2” means sulfur dioxide.
"Stub Year" has the meaning set forth in Section 3.02(b).
''Tier 1" has the meaning set forth in Section 5.02(a).
‘'Tier 2" has the meaning set forth in Section 5.02(a).
''Term" has the meaning set forth in Article I.
''Test Burn" has the meaning set forth in Section 3.02(f).
''Ton" has the meaning set forth in Section 3.01.
''Total Mined Cost/ton for 9600 Btu/lb Coal" has the meaning set forth in Section 5.07.
'Two-Stream Delivery'' has the meaning set forth in Recitals.
"Under MMBTU" has the meaning set forth in Section 3.04(c).
"Variance Month" has the meaning set forth in Section 4.0l(e).
"Wyoming Ad Valorem Tax" has the meaning set forth in Section 5.03(d)(3).
"Wyoming Severance Tax" has the meaning set forth in Section 5.03(d)(3).